Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF DECEMBER 11, 2018

BY AND BETWEEN

BERKSHIRE HILLS BANCORP, INC.

AND

SI FINANCIAL GROUP, INC.

Contents

ARTICLE I DEFINITIONS		1
ARTICLE II THE MERGER		9
2.1	The Merger.	9
2.2	Closing.	9
2.3	Effective Time.	10
2.4	Effects of the Merger.	10
2.5	Effect on Outstanding Shares of Company Common Stock.	10
2.6	Exchange Procedures.	11
2.7	Effect on Outstanding Shares of Purchaser Common Stock.	13
2.8	Directors of Surviving Corporation After Effective Time.	13
2.9	Certificate of Incorporation and Bylaws.	13
2.10	Treatment of Stock Options.	13
2.11	Bank Merger.	14
2.12	Absence of Control.	14
2.13	Additional Actions.	14
2.14	Withholding.	14
ARTICLE III REPRESENTATIONS AND WARRANTIES		15
3.1	Disclosure Letters; Standard.	15
3.2	Representations and Warranties of the Company.	16
3.3	Representations and Warranties of Purchaser.	38
ARTICLE IV CONDUCT PENDING THE MERGER		51
4.1	Forbearances by the Company.	51
4.2	Forbearances by Purchaser.	56
ARTICLE V COVENANTS		57
5.1	Acquisition Proposals.	57
5.2	Advice of Changes.	59
5.3	Access and Information.	59
5.4	Applications; Consents.	61
5.5	Anti-takeover Provisions.	62
5.6	Additional Agreements	62
5.7	Publicity	62
5.8	Stockholder Meeting	63
5.9	Registration of Purchaser Common Stock	63
5.10	Notification of Certain Matters	64
5.11	Employee Benefit Matters	64
5.12	Indemnification	67
5.13	Stockholder Litigation	68
5.14	Board of Directors	69
5.15	Section 16 Matters	69
5.16	Disclosure Supplements	69
5.17	Certain Transactional Expenses	69
5.18	SI Financial Group Foundation, Inc	69
ARTICLE VI CONDITIONS TO CONSUMMATION		70
6.1	Conditions to Each Party’s Obligations	70

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6.2	Conditions to the Obligations of Purchaser	71
6.3	Conditions to the Obligations of the Company	71
ARTICLE VII TERMINATION		72
7.1	Termination	72
7.2	Termination Fee	75
7.3	Effect of Termination	76
ARTICLE VIII CERTAIN OTHER MATTERS		76
8.1	Interpretation	76
8.2	Survival	76
8.3	Waiver; Amendment	76
8.4	Counterparts	76
8.5	Governing Law	77
8.6	Expenses	77
8.7	Notices	77
8.8	Entire Agreement; etc	78
8.9	Successors and Assigns; Assignment	78
8.10	Severability	78
8.11	Specific Performance	79
8.12	Waiver of Jury Trial	79
8.13	Delivery by Facsimile or Electronic Transmission	79

EXHIBITS

Exhibit A	Form of SI Financial Group, Inc. Voting Agreement
Exhibit B	Plan of Bank Merger

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Agreement and Plan of Merger

This is an Agreement and Plan of Merger, dated as of the 11th day of December, 2018 (“Agreement”), by and between Berkshire Hills Bancorp, Inc., a Delaware corporation (“Purchaser”), and SI Financial Group, Inc., a Maryland corporation (the “Company”).

Introductory Statement

The board of directors of each of Purchaser and the Company have determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and in the best interests of Purchaser and the Company, as the case may be, and in the best interests of their respective stockholders.

The parties hereto intend that the Merger (as defined herein) shall qualify as a reorganization under the provisions of Section 368(a) of the IRC (as defined herein) for federal income tax purposes and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the IRC.

Purchaser and the Company each desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

As a condition and inducement to Purchaser’s willingness to enter into this Agreement, certain senior executive officers and each member of the board of directors of the Company has entered into an agreement dated as of the date hereof in the form of Exhibit A pursuant to which he or she will vote his or her shares of Company Common Stock in favor of this Agreement and the transactions contemplated hereby (each, a “Voting Agreement”).

As an inducement to Purchaser’s willingness to enter into this Agreement, certain senior executive officers of the Company have simultaneously herewith entered into agreements with Purchaser and the Company, in form and substance acceptable to Purchaser.

In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

ARTICLE I
DEFINITIONS

For purposes of this Agreement:

“2006 Declaration of Trust” has the meaning set forth in Section 3.2(jj)(i) hereto.

“2006 Indenture” has the meaning set forth in Section 3.2(jj)(i) hereto.

“2006 Subordinated Debt” has the meaning set forth in Section 3.2(jj)(i) hereto.

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“2006 Trust Preferred Securities” has the meaning set forth in Section 3.2(jj)(i) hereto.

“Acquisition Proposal” means any proposal or offer, whether or not in writing, with respect to an Acquisition Transaction.

“Acquisition Transaction” means (other than the transactions contemplated hereunder): (i) any merger, consolidation, share exchange, business combination, or other similar transaction or series of transactions involving the Company or any of its Subsidiaries; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the Company’s consolidated assets in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 20% or more of the outstanding shares of the Company’s capital stock or the filing of a registration statement under the Securities Act in connection therewith; (iv) any transaction that is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing; or (v) any public announcement, notice or regulatory filing of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Advisory Board” has the meaning set forth in Section 5.14 hereto.

“Affiliate” of a Person means any Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with such Person.

“Agreement” means this Agreement and the exhibits and schedules hereto, each as amended, modified or restated from time to time in accordance with its terms.

“Average Closing Price” has the meaning set forth in Section 7.1(h) hereto.

“Bank Merger” means the merger of Savings Institute Bank and Trust Company into Berkshire Bank, with Berkshire Bank as the surviving institution.

“Bank Regulators” means any Federal or state banking regulator, including but not limited to the Massachusetts Department, the Connecticut Banking Department, the Rhode Island Division, the FRB and the FDIC, which regulates or has the statutory authority to regulate Berkshire Bank, Savings Institute Bank and Trust Company, and their respective holding companies and subsidiaries, as the case may be, and the Department of Justice or the Federal Trade Commission, or any other relevant Federal or state regulator, as it relates to anticompetitive matters.

“Berkshire Bank” means the Massachusetts-chartered trust company with its main office located at 24 North Street, Pittsfield, Massachusetts 01201.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Business Day” means any day other than a Saturday, Sunday or Federal holiday.

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“Certificate” means certificates or book entry shares evidencing shares of Company Common Stock held by its stockholders.

“Change of Recommendation” has the meaning set forth in Section 5.8 hereto.

“Closing” has the meaning set forth in Section 2.2 hereto.

“Closing Date” has the meaning set forth in Section 2.2 hereto.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.

“Company” means SI Financial Group, Inc., a Maryland corporation, with its principal offices located at 803 Main Street, Willimantic, Connecticut 06226.

“Company 401(k) Plan” means the Savings Institute Bank and Trust Company Profit Sharing and 401(k) Savings Plan.

“Company Benefit Plans” has the meaning set forth in Section 3.2(s)(i) hereto.

“Company Common Stock” means the common stock, $0.01 par value per share, of the Company.

“Company Contract” has the meaning set forth in Section 3.2(p)(i) hereto.

“Company Equity Plans” means the SI Financial Group, Inc. 2005 Equity Incentive Plan and the SI Financial Group, Inc. 2012 Equity Incentive Plan.

“Company ERISA Affiliate” has the meaning set forth in Section 3.2(s)(i) hereto.

“Company ESOP” means the Savings Institute Bank and Trust Company Employee Stock Ownership Plan.

“Company Expenses” has the meaning set forth in Section 5.17 hereto.

“Company Foundation” has the meaning set forth in Section 5.18 hereto.

“Company Intellectual Property” has the meaning set forth in Section 3.2(q)(i) hereto.

“Company IT Systems” has the meaning set forth in Section 3.2(q)(ii) hereto.

“Company Nonqualified Deferred Compensation Plan(s)” means the nonqualified plans of deferred compensation identified as such in the Company’s Disclosure Letter.

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“Company Preferred Stock” means the preferred stock, $0.01 par value per share, of the Company.

“Company Qualified Plans” has the meaning set forth in Section 3.2(s)(iv) hereto.

“Company Reports” has the meaning set forth in Section 3.2(h) hereto.

“Company Stock Option” has the meaning set forth in Section 2.10 hereto.

“Company Stockholder Meeting” has the meaning set forth in Section 5.8 hereto.

“Connecticut Banking Department” means the Connecticut State Department of Banking.

“Connecticut Banking Law” means Title 36a of The Banking Law of Connecticut and any regulations promulgated thereunder.

“Continuing Employee” has the meaning set forth in Section 5.11(a) hereto.

“Converted Stock Option” has the meaning set forth in Section 2.10 hereto.

“CRA” means the Community Reinvestment Act, as amended.

“Delaware Certificate of Merger” has the meaning set forth in Section 2.3 hereto.

“Determination Date” has the meaning set forth in Section 7.1(h) hereto.

“DGCL” means the Delaware General Corporate Law, as amended.

“Disclosure Letter” has the meaning set forth in Section 3.1(a) hereto.

“DOL” has the meaning set forth in Section 3.2(s)(ii) hereto.

“Effective Time” has the meaning set forth in Section 2.3 hereto.

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, code, order, decree or regulation relating to (i) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, each as amended and as now in effect.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered one employer with the Company under Section 4001(b)(1) of ERISA or Section 414 of the IRC.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.6(a) hereto.

“Exchange Ratio” has the meaning set forth in Section 2.5(a) hereto.

“Excluded Shares” means shares of Company Common Stock owned or held (including as treasury shares), other than in a bona fide fiduciary or agency capacity or in satisfaction of a debt previously contracted, by Purchaser, the Company or a Subsidiary of either, as detailed in the Company’s Disclosure Letter.

“Extraordinary Dividend” means any dividend paid by Purchaser to its stockholders that materially exceeds its current quarterly dividend or materially exceeds (on a percentage basis) any increase to Purchaser’s quarterly dividend previously paid to its stockholders.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of Boston.

“Final Index Price” has the meaning set forth in Section 7.1(h) hereto.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any governmental or regulatory authority, agency, court, commission, or other administrative entity.

“Hazardous Material” means any substance (whether solid, liquid or gas) that is detrimental to human health or safety or to the environment, currently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

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“Indemnified Party” has the meaning set forth in Section 5.12(a) hereto.

“Index Price” has the meaning set forth in Section 7.1(h) hereto.

“Index Ratio” has the meaning set forth in Section 7.1(h)(ii) hereto.

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“Knowledge” means, with respect to the Company and Purchaser or any Subsidiary of either party, those facts that are known or should have been known by the executive officers thereof after reasonable inquiry.

“Letter of Transmittal” has the meaning set forth in Section 2.6(a) hereto.

“Lien” means any charge, mortgage, pledge, security interest, claim, lien or encumbrance.

“Loan” means a loan, lease, advance, credit enhancement, guarantee, participation interest in a loan, or other extension of credit.

“Loan Property” means any property in which the applicable party (or a subsidiary of it) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Maryland Articles of Merger” has the meaning set forth in Section 2.3 hereto.

“Maryland State Department” means the Maryland State Department of Assessments and Taxation.

“Massachusetts Banking Law” means the Part I, Title XXII, Chapters 167 through 172 of the General Laws of Massachusetts, as amended, and any regulations promulgated thereunder.

“Massachusetts Department” means the Massachusetts Division of Banks.

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“Material Adverse Effect” means an effect, circumstance, occurrence or change that is material and adverse to the business, financial condition or results of operations of the Company or Purchaser, as the context may dictate, and its Subsidiaries, taken as a whole, or materially prevents, impairs or threatens the ability of either the Company or Purchaser, as the context may dictate, to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement; provided, however, that any such effect, circumstance, occurrence or change resulting from any (i) changes in laws, rules or regulations or GAAP or regulatory accounting requirements or interpretations thereof that apply to financial and/or depository institutions and/or their holding companies generally, (ii) changes in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates, (iii) actions and omissions of Purchaser or the Company required under this Agreement or taken or omitted to be taken with the prior written consent, or at the request, of the other, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement, (iv) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, (v) natural disaster or other force majeure event, (vi) any failure, in and of itself, to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (except to the extent that, with respect to this clause (vi), the facts or circumstances giving rise or contributing to the failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of Material Adverse Effect pursuant to any other clause of this definition), and (vii) the expenses incurred by Purchaser or the Company (and their respective Subsidiaries) in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement, shall not be considered in determining if a Material Adverse Effect has occurred except, with respect to clauses (i), (ii) and (iv), to the extent that the effects of such change uniquely affects such party and its Subsidiaries as compared to comparable U.S. banking organizations.

“Merger” has the meaning set forth in Section 2.1 hereto.

“Merger Consideration” has the meaning set forth in Section 2.5(a) hereto.

“MGCL” has the meaning set forth in Section 2.3 hereto.

“Multiemployer Plan” has the meaning set forth in Section 3.2(s)(vii) hereto.

“Multiple Employer Plan” has the meaning set forth in Section 3.2(s)(vii) hereto.

“Notice Period” has the meaning set forth in Section 5.1(d) hereto.

“OREO” has the meaning set forth in Section 4.1(d) hereto.

“Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“PBGC” has the meaning set forth in Section 3.2(s)(ii) hereto.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Proxy Statement-Prospectus” has the meaning set forth in Section 5.9(a) hereto.

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“Purchaser” means Berkshire Hills Bancorp, Inc., a Delaware Corporation, with its principal offices located at 60 State Street, Boston, Massachusetts 01209.

“Purchaser 401(k) Plan” means the Berkshire Bank 401(k) Plan.

“Purchaser Benefit Plans” has the meaning set forth in Section 3.3(q)(i) hereto.

“Purchaser Common Stock” means the common stock, par value $0.01 per share, of Purchaser.

“Purchaser ERISA Affiliate” has the meaning set forth in Section 3.3(q)(i) hereto.

“Purchaser Intellectual Property” has the meaning set forth in Section 3.3(aa)(i) hereto.

“Purchaser IT Systems” has the meaning set forth in Section 3.3(aa)(ii) hereto.

“Purchaser Qualified Plans” has the meaning set forth in Section 3.3(q)(iv) hereto.

“Purchaser Ratio” has the meaning set forth in Section 7.1(h)(i) hereto.

“Purchaser Reports” has the meaning set forth in Section 3.3(h) hereto.

“Registration Statement” means a registration statement on Form S-4 (and any amendments or supplements thereto) with respect to the issuance of Purchaser Common Stock in the Merger.

“Requisite Company Stockholder Approval” has the meaning set forth in Section 3.2(d) hereto.

“Rhode Island Division” means the Rhode Island Department of Business Regulation & Division of Banking.

“Savings Institute Bank and Trust Company” means the Connecticut-chartered savings bank with its main office located at 803 Main Street, Willimantic, Connecticut, 06226.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Starting Date” has the meaning set forth in Section 7.1(h) hereto.

“Starting Price” has the meaning set forth in Section 7.1(h) hereto.

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“Subsidiary” means a corporation, partnership, joint venture or other entity in which the Company or Purchaser, as the case may be, has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Superior Proposal” means any bona fide written Acquisition Proposal with respect to more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all of the assets of the Company that is (a) on terms which the board of directors of the Company determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to the Company’s stockholders than the transactions contemplated by this Agreement, (b) that constitutes a transaction that, in the good faith judgment of the board of directors of the Company, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory, and other aspects of the proposal, and (c) for which financing, to the extent required, is then committed pursuant to a written commitment letter.

“Surviving Corporation” has the meaning set forth in Section 2.1 hereto.

“Taxes” means all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes.

“Termination Fee” has the meaning set forth in Section 7.2(a) hereto.

“Voting Agreement” has the meaning set forth in the Introductory Statement hereto.

“WARN Act” has the meaning set forth in Section 5.11(j) hereto.

ARTICLE II
THE MERGER

2.1           The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, the Company will merge with and into Purchaser (the “Merger”) at the Effective Time. At the Effective Time, the separate corporate existence of the Company shall cease. Purchaser shall be the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger and shall continue to be governed by the DGCL and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

2.2           Closing.  The closing of the Merger (the “Closing”) will take place by the electronic (PDF), facsimile or overnight courier exchange of executed documents or at a location and at a time as agreed to by the parties hereto on the date designated by Purchaser within thirty (30) days following satisfaction or waiver (subject to applicable law) of the conditions to Closing set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing), or such later date as the parties may otherwise agree (the “Closing Date”).

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2.3           Effective Time.  In connection with the Closing, Purchaser and the Company shall duly execute and deliver a Certificate of Merger (the “Delaware Certificate of Merger”) to the Delaware Secretary of State for filing pursuant to the DGCL and Articles of Merger (“Maryland Articles of Merger”) to the Maryland State Department for filing pursuant to the Maryland General Corporation Law (“MGCL”). The Merger shall become effective at such time as the Delaware Certificate of Merger and Maryland Articles of Merger are duly filed with the Delaware Secretary of State and the Maryland State Department, respectively, or at such later date or time as Purchaser and the Company agree and specify in the Delaware Certificate of Merger and Maryland Articles of Merger (the date and time the Merger becomes effective being the “Effective Time”).

2.4           Effects of the Merger.  The Merger will have the effects set forth in this Agreement and in the DGCL and MGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, Purchaser shall possess all of the properties, rights, privileges, powers and franchises of the Company and be subject to all of the debts, liabilities and obligations of the Company.

2.5           Effect on Outstanding Shares of Company Common Stock.

(a)          By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of Company Common Stock issued and outstanding at the Effective Time, other than Excluded Shares, shall become and be converted into the right to receive 0.48 of a share (the “Exchange Ratio”) of Purchaser Common Stock (the “Merger Consideration”).

(b)          Notwithstanding any other provision of this Agreement, no fraction of a share of Purchaser Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, Purchaser shall pay to each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Purchaser Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the average closing sales price of Purchaser Common Stock on the New York Stock Exchange over the ten (10) trading days ending on the third Business Day prior to the Closing Date.

(c)          If, between the date of this Agreement and the Effective Time, the outstanding shares of Purchaser Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be adjusted appropriately to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(d)          As of the Effective Time, each Excluded Share shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto. All shares of Purchaser Common Stock that are held by the Company, if any, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled and shall constitute authorized but unissued shares.

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2.6           Exchange Procedures.

(a)          At or prior to the Effective Time, Purchaser shall deposit, or shall cause to be deposited with Broadridge Corporate Issuer Solutions (the “Exchange Agent”), pursuant to an agreement entered into prior to the Closing, for the benefit of the holders of record of shares of Company Common Stock converted into the right to receive the Merger Consideration, for exchange in accordance with this Section 2.6, (i) the number of shares of Purchaser Common Stock sufficient to deliver the aggregate Merger Consideration and (ii) any cash payable in lieu of fractional shares pursuant to Section 2.5(b), and Purchaser shall instruct the Exchange Agent to timely deliver the Merger Consideration. Appropriate transmittal materials (“Letter of Transmittal”) in a form satisfactory to Purchaser and the Company shall be mailed as soon as practicable (but not later than five (5) Business Days) after the Effective Time to each holder of record of Company Common Stock. A Letter of Transmittal will be deemed properly completed only if the completed Letter of Transmittal is accompanied by one or more Certificates representing Company Common Stock (or customary affidavits and, if required by Purchaser pursuant to Section 2.6(h), indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Company Common Stock to be converted thereby.

(b)          At and after the Effective Time, each Certificate shall represent only the right to receive the Merger Consideration. The Company shall provide to Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein.

(c)          The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as Purchaser may reasonably determine and (iii) include instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of the Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Certificates shall be entitled to receive in exchange therefor a certificate, or, at the election of Purchaser, a statement reflecting shares issued in book entry form, representing that number of whole shares of Purchaser Common Stock that such holder has the right to receive pursuant to Section 2.5(a) and a check in the amount equal to any cash in lieu of fractional shares such holder is entitled to pursuant to Section 2.5(b) and any dividends or other distributions to which such holder is entitled. Certificates so surrendered shall forthwith be canceled. As soon as practicable (but not later than five (5) Business Days) following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute Purchaser Common Stock and cash in lieu of fractional shares as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Purchaser Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto. If there is a transfer of ownership of any shares of Company Common Stock not registered in the transfer records of the Company, the Merger Consideration shall be issued to the transferee thereof if the Certificates representing such Company Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of Purchaser and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

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(d)          No dividends or other distributions declared or made after the Effective Time with respect to Purchaser Common Stock issued pursuant to this Agreement shall be remitted to any Person entitled to receive shares of Purchaser Common Stock hereunder until such Person surrenders his or her Certificates in accordance with this Section 2.6. Upon the surrender of such Person’s Certificates, such Person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of Purchaser Common Stock represented by such Person’s Certificates.

(e)          The stock transfer books of the Company shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of the Company of any shares of Company Common Stock. If, after the Effective Time, Certificates are presented to Purchaser, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.6.

(f)          Any portion of the aggregate amount of cash to be paid in lieu of fractions of a share pursuant to Section 2.5, any dividends or other distributions to be paid pursuant to this Section 2.6 or any proceeds from any investments thereof that remains unclaimed by the holders of Company Common Stock for six months after the Effective Time shall be repaid by the Exchange Agent to Purchaser upon the written request of Purchaser. After such request is made, each holder of Company Common Stock who has not theretofore complied with this Section 2.6 shall look only to Purchaser for the Merger Consideration deliverable in respect of each share of Company Common Stock such stockholder holds, as determined pursuant to Section 2.5 of this Agreement, without any interest thereon. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any Affiliate thereof) shall be liable to any former holder of Company Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)          Purchaser and the Exchange Agent shall be entitled to rely upon the Company’s stock transfer books to establish the identity of those Persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. The Company shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. In the event of a dispute with respect to ownership of stock represented by any Certificate, Purchaser and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(h)          If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 2.5.

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2.7           Effect on Outstanding Shares of Purchaser Common Stock.  At the Effective Time, and except as provided in Section 2.5(d), each share of Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

2.8           Directors of Surviving Corporation After Effective Time.  Subject to Section 5.14, immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified, the directors of the Surviving Corporation shall consist of the directors of Purchaser serving immediately prior to the Effective Time.

2.9           Certificate of Incorporation and Bylaws.  The Certificate of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law and the terms thereof. The bylaws of Purchaser, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law and the terms of such bylaws.

2.10         Treatment of Stock Options.  The Company’s Disclosure Letter sets forth each option to acquire shares of Company Common Stock that is outstanding and unexercised as of the date hereof (collectively, a “Company Stock Option”) pursuant to the Company Equity Plans. As of the Effective Time, all Company Stock Options outstanding and unexercised immediately prior to the Effective Time shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become fully vested and be converted into an option to purchase Purchaser Common Stock (a “Converted Stock Option”), on the same terms and conditions as were applicable under such Company Stock Option. The number of shares of Purchaser Common Stock subject to each such Converted Stock Option will be equal to the product (rounded down to the nearest whole number) obtained by multiplying (i) the number of shares of Company Common Stock subject to the applicable Company Stock Option by (ii) the Exchange Ratio, and the exercise price of Purchaser Common Stock subject to each Converted Stock Option will be equal to the quotient obtained by dividing (x) the exercise price per Company Stock Option by (y) the Exchange Ratio (rounded up to the nearest whole cent). The adjustment provided herein with respect to any Company Stock Options which are “incentive stock options” (as defined in Section 422 of the IRC) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the IRC.  Except as provided above, after the Effective Time, the Converted Stock Option shall continue to be governed by the same terms and conditions as were applicable under the Company Equity Plans and any award agreement.  At all times after the Effective Time, Purchaser shall reserve for issuance such number of shares of Purchaser Common Stock as necessary so as to permit the exercise of Converted Stock Options in the manner contemplated by this Agreement and in the instruments pursuant to which such options were granted.  Shares of Purchaser Common Stock issuable upon exercise of Converted Stock Options shall be covered by an effective registration statement on Form S-8 (or other applicable form), and Purchaser shall file a registration statement on Form S-8 (or other applicable form) covering such shares as soon as practicable after the Effective Time, but in no event later than ten (10) Business Days thereafter, and shall use reasonable commercial efforts to maintain the effectiveness of such registration statement for so long as such Converted Stock Options remain outstanding.

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2.11         Bank Merger.  Concurrently with or as soon as practicable after the execution and delivery of this Agreement, Berkshire Bank, a wholly owned subsidiary of Purchaser, and Savings Institute Bank and Trust Company, a wholly owned subsidiary of the Company, shall enter into the Plan of Bank Merger, in the form attached hereto as Exhibit B, with respect to the Bank Merger. The parties intend that the Bank Merger will become effective simultaneously with or as soon as practicable following the Effective Time.

2.12         Absence of Control.  It is the intent of the parties hereto that Purchaser by reason of this Agreement shall not be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, the Company or to exercise, directly or indirectly, a controlling influence over the management or policies of the Company.

2.13         Additional Actions.  If, at any time after the Effective Time, Purchaser or Berkshire Bank shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Purchaser or Berkshire Bank its right, title or interest in, to or under any of the rights, properties or assets of the Company or Savings Institute Bank and Trust Company, or (ii) otherwise carry out the purposes of this Agreement, Savings Institute Bank and Trust Company, the Company and their officers and directors shall be deemed to have granted to Purchaser and Berkshire Bank an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Purchaser or Berkshire Bank its right, title or interest in, to or under any of the rights, properties or assets of the Company or Savings Institute Bank and Trust Company or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Purchaser or Berkshire Bank are authorized in the name of the Company or Savings Institute Bank and Trust Company or otherwise to take any and all such action.

2.14         Withholding.   Purchaser or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Company Common Stock such amounts as Purchaser (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the IRC, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Purchaser or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of whom such deduction and withholding were made by Purchaser or the Exchange Agent.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1           Disclosure Letters; Standard.

(a)          Prior to the execution and delivery of this Agreement, Purchaser and the Company have each delivered to the other a letter (each, its “Disclosure Letter”) setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of their respective representations and warranties contained in Section 3.2 or Section 3.3, as applicable, or to one or more of its covenants contained in Articles IV or V (and making specific reference to the Section of this Agreement to which they relate). Disclosure in any paragraph of the Disclosure Letter shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably clear on the face of such disclosure (notwithstanding the absence of a specific cross reference) that it is relevant to another paragraph of the Disclosure Letter or another Section of this Agreement. Documents are deemed to have been made available by Purchaser to the Company or by the Company to Purchaser if such documents (i) were included in the virtual data room of a party at least two (2) days prior to the date hereof or (ii) are available on the website of the SEC through its Electronic Data Gathering, Analysis, and Retrieval system (EDGAR).

(b)          No representation or warranty of the Company or Purchaser contained in Sections 3.2 or 3.3, as applicable (other than (i) the representations and warranties contained in Sections 3.2(c) and 3.3(c), which shall be true in all respects, and (ii) the representations and warranties contained in Sections 3.2(a), 3.2(d), 3.2(e)(i) and (ii), 3.2(k), 3.2(v), 3.2(y), 3.3(a), 3.3(d), 3.3(e)(i) and (ii), 3.3(k) and 3.3(s), which shall be true in all material respects) will be deemed untrue or incorrect, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 3.2 or 3.3, has had or is reasonably likely to have a Material Adverse Effect with respect to the Company or Purchaser, as the case may be (it being understood that, except with respect to Section 3.2(j), for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded).

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3.2           Representations and Warranties of the Company.  Except (i) as disclosed in the Company’s Disclosure Letter, (ii) for information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure (and as to which nothing in this Agreement shall require disclosure), and (iii) as disclosed in any Company Reports publicly filed prior to the date hereof (but excluding any disclosures set forth in any “risk factors,” “forward-looking statements” or “market risk” sections or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), the Company represents and warrants to Purchaser that:

(a)          Organization and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The Company is registered with the FRB as a bank holding company and has elected to be treated as a financial holding company. The Company has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. The Company is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on the Company. The Company engages only in activities, and holds properties only of the types, permitted to financial holding companies by the BHCA, and the rules, regulations and interpretations promulgated thereunder.

(b)          Subsidiaries.

(i)          The Company’s Disclosure Letter sets forth with respect to each of the Company’s direct and indirect Subsidiaries its name, its jurisdiction of incorporation, the Company’s percentage ownership, the number of shares of stock or other equity interests owned or controlled by the Company and the name and number of shares held by any other Person who owns any stock of the Subsidiary. The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company’s Subsidiaries, free and clear of any Liens. There are no contracts, commitments, agreements or understandings relating to the Company’s right to vote or dispose of any equity securities of its Subsidiaries. The Company’s ownership interest in each of its Subsidiaries is in compliance with all applicable laws, rules and regulations relating to equity investments by financial holding companies or Connecticut-chartered stock savings banks.

(ii)         Each of the Company’s Subsidiaries is duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation or other entity to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect.

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(iii)        The outstanding shares of capital stock of each of the Company’s Subsidiaries have been validly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of any Subsidiary of the Company are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

(iv)        Savings Institute Bank and Trust Company is a Connecticut-chartered stock savings bank. No Subsidiary of the Company, other than Savings Institute Bank and Trust Company, is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder. Savings Institute Bank and Trust Company’s deposits are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law. Savings Institute Bank and Trust Company is a member in good standing of the FHLB and owns the requisite amount of stock therein. Savings Institute Bank and Trust Company is a member of the Federal Reserve Bank of Boston.

(c)          Capital Structure.

(i)          The authorized capital stock of the Company consists of 35,000,000 shares of Company Common Stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share.

(ii)         As of the date of this Agreement, (A) 12,033,611 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws and not in violation of any preemptive rights; (B) no shares of Company Preferred Stock are issued and outstanding; (C) 526,414 shares of Company Common Stock are reserved for issuance pursuant to outstanding Company Stock Options (including exercisable and unexercisable Company Stock Options) and future awards of Company Common Stock; and (D) there are no outstanding restricted stock awards granted pursuant to the Company Equity Plans.

(iii)        Set forth in the Company’s Disclosure Letter is a complete and accurate list of all outstanding Company Stock Options, including the names of the optionees, dates of grant, exercise prices, dates of vesting, dates of termination, shares subject to each grant and whether stock appreciation, limited or other similar rights were granted in connection with such options.

(iv)        No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company may vote are issued or outstanding.

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(v)         Except as set forth in this Section 3.2(c), as of the date of this Agreement, (A) no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, and (B) other than Company Stock Options, neither the Company nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of the Company (including any rights plan or agreement) or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. Neither the Company nor any Subsidiary of the Company has or is bound by any rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on shares of Company Common Stock, or any other security of the Company or a Subsidiary of the Company or any securities representing the right to vote, purchase or otherwise receive any shares of Company Common Stock or any other security of the Company or a Subsidiary of the Company. Other than as stated herein, there are no outstanding securities or instruments that contain any redemption or similar provisions, and there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

(vi)        Other than the Voting Agreements and as set forth in the Company’s Disclosure Letter, there are no voting trusts, shareholder agreements, proxies or similar agreements to which the Company or any of its Subsidiaries is a party in effect with respect to the voting or transfer of the Company Common Stock or other voting securities or equity interests of the Company or granting any shareholder or other Person any registration rights. The Company does not have in effect a “poison pill” or similar shareholder rights plan.

(d)          Authority.  The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the consents, approvals and filings set forth in Section 3.2(f), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of the Company’s board of directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Stockholder Approval”). The Company’s board of directors has determined that this Agreement is advisable and has directed that this Agreement be submitted to the Company’s stockholders for approval and adoption and has unanimously adopted a resolution to the foregoing effect and recommend that the stockholders adopt this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

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(e)          No Violations.  The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the transactions contemplated by this Agreement will not, assuming that the consents, approvals and filings referred to in Section 3.2(f) have been obtained and the applicable waiting periods have expired, (i) violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which the Company or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the articles of incorporation or bylaws of the Company or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event that, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject.

(f)          Consents and Approvals.  Except for (i) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods required by, federal and state banking authorities, including filings and notices with the FRB, the FDIC, the Massachusetts Department, the Connecticut Banking Department, and the Rhode Island Division, (ii) the filing with the SEC of a Proxy Statement-Prospectus in definitive form relating to the meetings of the Company’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby and of the Registration Statement in which such Proxy Statement-Prospectus will be included as a prospectus, and declaration of effectiveness of the Registration Statement, (iii) the filing of the Delaware Certificate of Merger with the Delaware Secretary of State pursuant to the DGCL, the filing of the Maryland Articles of Merger with the Maryland State Department, the filing of a certificate for the Bank Merger with the Massachusetts Department and the filing of a notice for the Bank Merger with the Connecticut Banking Department, (iv) filing with the New York Stock Exchange of a notification of the listing of the shares of Purchaser Common Stock to be issued in the Merger and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Purchaser Common Stock pursuant to this Agreement, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained by the Company in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, including the Bank Merger. As of the date hereof, the Company has no Knowledge of any reason pertaining to the Company why any of the approvals referred to in this Section 3.2(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.2(e).

(g)          Governmental Filings.  The Company and each of its Subsidiaries has filed all reports, schedules, registration statements and other documents that it has been required to file since January 1, 2018 with the FRB, the Connecticut Banking Department, the Maryland State Department, the FDIC or any other Governmental Entity. As of their respective dates, each of such filings complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance).

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(h)          Securities Filings.  The Company has filed with the SEC all reports, schedules, registration statements, definitive proxy statements and exhibits thereto that it has been required to file under the Securities Act or the Exchange Act since December 31, 2017 (collectively, “Company Reports”). None of the Company Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates of filing with the SEC, all of the Company Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder. Each of the financial statements (including, in each case, any notes thereto) of the Company included in the Company Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

(i)          Financial Statements.  The Company has previously made available to Purchaser copies of (i) the Company’s Consolidated Statement of Condition as of December 31, 2017 and 2016 and related Consolidated Statements of Net Income, Comprehensive Income, Changes in Stockholders’ Equity, Consolidated Statements of Cash Flows for each of the three years in the three-year period ended December 31, 2017, together with the notes thereto, accompanied by the audit report of the Company’s independent registered public accounting firm, as reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC, and (ii) the unaudited consolidated balance sheets of the Company as of September 30, 2018 and the related consolidated statements of net income and comprehensive income, changes in shareholders’ equity and cash flows for the nine months ended September 30, 2018 and 2017, as reported in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2018 filed with the SEC. Such financial statements were prepared from the books and records of the Company and its Subsidiaries, fairly present the consolidated financial position of the Company and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes to the extent permitted under applicable regulations. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

(j)          Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of the Company as of September 30, 2018, except for (i) liabilities incurred since September 30, 2018 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket or other expenses or fees in connection with the transactions contemplated by this Agreement.

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(k)          Absence of Certain Changes or Events.

(i)          Since September 30, 2018, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices and there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on the Company.

(ii)         Since September 30, 2018, none of the Company or any of its Subsidiaries have taken any action that would be prohibited by clauses (b)(i), (c), (d), (e), (h), (i)(ii), (j), (k), (n), (o) or (p) of Section 4.1 if taken after the date hereof.

(l)          Litigation.  There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries that (i) are seeking damages or declaratory relief against the Company or any of its Subsidiaries or (ii) challenge the validity or propriety of the transactions contemplated by this Agreement. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Purchaser or any of its Subsidiaries). Since January 1, 2017, there have been no subpoenas, written demands, or document requests received by the Company or any of its Subsidiaries from any Governmental Entity and no Governmental Entity has requested that the Company or any of its Subsidiaries enter into a settlement, negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request.

(m)          Absence of Regulatory Actions.  Since January 1, 2017, neither the Company nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Governmental Entity, or has adopted any board resolutions relating to such matters as are material to the business of the Company or its Subsidiaries at the request of any Governmental Entity, or has been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. To the Knowledge of the Company, there are no material unresolved violations, criticisms or exceptions by any Governmental Entity with respect to any report or statement relating to any examinations of the Company or its Subsidiaries.

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(n)          Compliance with Laws.  The Company and each of its Subsidiaries has all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the Knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

(o)          Taxes.  All federal, state, local and foreign tax returns required to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other Taxes required to be paid by the Company or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on the Company’s balance sheet (in accordance with GAAP). To the Knowledge of the Company, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of the Company or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where the Company or any of its Subsidiaries do not file tax returns that the Company or any such Subsidiary is subject to taxation in that jurisdiction. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to the Company or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on the Company’s balance sheet (in accordance with GAAP). Neither the Company nor any of its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. The Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and the Company and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements. Neither the Company nor any of its Subsidiaries has made any payments and is not a party to any agreement, and does not maintain any plan, program or arrangement, which could require it to make any payments that would not be fully deductible by reason of Section 162(m) of the IRC.

(p)          Agreements.

(i)          The Company has previously made available to Purchaser, and the Company’s Disclosure Letter lists, any contract, arrangement, commitment or understanding (whether written or oral) to which the Company or any of its Subsidiaries is a party or is bound:

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(A)         (1) with any officer or employee of the Company or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement; (2) with respect to the employment of any officer, director, employee or consultant of the Company or any of its Subsidiaries, except for “at will” arrangements; (3) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors, employees or consultants of the Company or any of its Subsidiaries; or (4) any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan);

(B)         that (1) contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of, or the manner of conducting, any line of business of the Company or any of its Subsidiaries (or, following the consummation of the transactions contemplated hereby, Purchaser or any of its Subsidiaries), (2) obligates the Company or any of its Affiliates (or, following the consummation of the transactions contemplated hereby, Purchaser or any of its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or (3) requires referrals of business or requires the Company or any of its Subsidiaries to make available investment opportunities to any Person on a priority or exclusive basis;

(C)         pursuant to which the Company or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity;

(D)         that relates to borrowings of money (or guarantees thereof) by the Company or any of its Subsidiaries in excess of $250,000, other than FHLB borrowings and repurchase agreements with customers entered into in the ordinary course of business;

(E)         that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its Subsidiaries;

(F)         that limits the payment of dividends by the Company or any of its Subsidiaries;

(G)         that relates to the involvement of the Company or any of its Subsidiaries in a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(H)         that relates to an acquisition, divestiture, merger or similar transaction and that contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect,

(I)         that is a lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $100,000 per annum;

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(J)         that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $100,000 per annum;

(K)         that is not of the type described in clauses (A) through (J) above and which involved payments by, or to, the Company or any of its Subsidiaries in the fiscal year ended December 31, 2017, or which could reasonably be expected to involve such payments during the fiscal year ending December 31, 2018, of more than $100,000 (excluding Loans) or the termination of which would require payment by the Company or any of its Subsidiaries in excess of $100,000; or

(L)         any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that materially restricts or limits the conduct of business by the Company or any of its Subsidiaries.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.2(p), whether or not set forth in the Company’s Disclosure Letter, is referred to herein as a “Company Contract,” and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties thereto.

(ii)         Each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each Company Contract. To the Knowledge of the Company each third-party counterparty to each Company Contract has in all material respects performed all obligations required to be performed by it under such Company Contract, and no event or condition exists that constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract.

(iii)        Neither the Company nor any of its Subsidiaries is in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in material violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the Knowledge of the Company, no other party to any such agreement (excluding any loan or extension of credit made by the Company or any of its Subsidiaries) is in default in any respect thereunder.

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(q)          Intellectual Property; Company IT Systems.

(i)          The Company and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use (in the manner and the geographic areas in which they are currently used) without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its business. The Company’s Disclosure Letter sets forth a complete and correct list of all material trademarks, trade names, service marks and copyrights owned by or licensed to the Company or any of its Subsidiaries for use in its business, and all licenses and other agreements relating thereto and all agreements relating to third party intellectual property that the Company or any of its Subsidiaries is licensed or authorized to use in its business, including without limitation any software licenses but excluding any so-called “shrink-wrap” license agreements and other similar computer software licensed in the ordinary course of business and/or otherwise resident on desktop computers (collectively, the “Company Intellectual Property”). With respect to each item of Company Intellectual Property owned by the Company or any of its Subsidiaries, the owner possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of Company Intellectual Property that the Company or any of its Subsidiaries is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect as to the Company and the Subsidiaries. Neither the Company nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that the Company or any of its Subsidiaries must license or refrain from using any intellectual property rights of a third party). To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of the Company or any of its Subsidiaries.

(ii)         To the Knowledge of the Company, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the business of the Company or Savings Institute Bank and Trust Company (collectively, the “Company IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. The Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the Company’s consolidated business as currently conducted. Neither the Company nor Savings Institute Bank and Trust Company has experienced within the past two years any material disruption to, or material interruption in, the conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the Company IT Systems. To the Knowledge of the Company, no Person has gained unauthorized access to any of the Company IT Systems that has had, or is reasonably expected to have, a Material Adverse Effect on the Company. The Company and Savings Institute Bank and Trust Company have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of their businesses without material disruption to, or material interruption in, the conduct of their respective businesses. The Company and its Subsidiaries are compliant in all material respects with all data protection and privacy laws and regulations as well as their own policies relating to data protection and the privacy and security of personal data and the non-public personal information of their respective customers and employees, except for immaterial failures to comply or immaterial violations.

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(iii)        There has been no unauthorized disclosure of, or access to, any nonpublic personal information of a customer or customer data in the possession of the Company or Savings Institute Bank and Trust Company that could result in substantial harm or inconvenience to such customer, and the Company has no Knowledge of any suspected breaches of its customers or customer data. The Company has no Knowledge of, nor has the Company been advised of or has any reason to believe that any facts or circumstances exist that would cause the Company or Savings Institute Bank and Trust Company to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws.

(iv)        The Company has not outsourced any services to or purchased any goods from any foreign-based third-party service providers, and none have been utilized that would give such foreign providers access to customers and customer data.

(r)          Labor Matters.

(i)          The Company and its Subsidiaries are in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Neither the Company nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is the Company or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor, to the Knowledge of the Company, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened.

(ii)         The Company’s Disclosure Letter identifies (A) all present employees (including any leased or temporary employees) of the Company and its Subsidiaries and any consultants or independent contractors providing services to the Company or any of its Subsidiaries; (B) each employee’s, consultant’s or independent contractor’s date of hire and current rate of compensation; and (C) each employee’s accrued vacation, sick leave or personal leave if applicable. The Company’s Disclosure Letter also names any employee who is absent from work due to a leave of absence (including, but not limited to, in accordance with the requirements of the Family and Medical Leave Act or the Uniformed Services Employment and Reemployment Rights Act) or a work-related injury, or who is receiving workers’ compensation or disability compensation. There are no unpaid wages, bonuses or commissions owed to any employee (other than those not yet due).

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(s)          Employee Benefit Plans.

(i)          The Company’s Disclosure Letter lists all Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), whether funded or unfunded, and all pension, benefit, retirement, bonus, stock option, stock purchase, restricted stock, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) to or with respect to which the Company or any of its Subsidiaries or any trade or business of the Company or any of its Subsidiaries, whether or not incorporated, all of which together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”), is a party or has any current or future obligation or that are sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries or any Company ERISA Affiliate for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of the Company or any of its Subsidiaries or any Company ERISA Affiliate.

(ii)         The Company has heretofore made available to Purchaser true, correct and complete copies of the following documents with respect to each of the Company Benefit Plans, to the extent applicable, (i) all plans and trust agreements, (ii) all summary plan descriptions, amendments, modifications or material supplements to any Company Benefit Plan, (iii) where any Company Benefit Plan has not been reduced to writing, a written summary of all the material plan terms, (iv) the annual report (Form 5500), if any, filed with the IRS for the last three (3) plan years and summary annual reports, with schedules and financial statements attached, (v) the most recently received IRS determination letter, if any, relating to any Company Benefit Plan, (vi) the most recently prepared actuarial report for each Company Benefit Plan (if applicable) for each of the last three (3) years and (vii) copies of material notices, letters or other correspondence with the IRS, U.S. Department of Labor (the “DOL”) or Pension Benefit Guarantee Corporation (the “PBGC”).

(iii)        Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the IRC. Neither the Company nor any of its Subsidiaries has taken any action to take corrective action or made a filing under any voluntary correction program of the IRS, the DOL or any other Governmental Entity with respect to any Company Benefit Plan, and neither the Company nor any of its Subsidiaries has any Knowledge of any plan defect that would qualify for correction under any such program.

(iv)        The Company’s Disclosure Letter identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the IRC (the “Company Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Company Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the Knowledge of the Company, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Company Qualified Plan or the exempt status of the related trust or increase the costs relating thereto. No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the IRC.

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(v)         Each Company Benefit Plan that is subject to Section 409A of the IRC has been administered and documented in compliance with the requirements of Section 409A of the IRC.

(vi)        With respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Sections 412, 430 or 4971 of the IRC: (i) no such plan is in “at-risk” status for purposes of Section 430 of the IRC, (ii) the present value of accrued benefits under such Company Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Company Benefit Plan’s actuary with respect to such Company Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Company Benefit Plan allocable to such accrued benefits, (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iv) all premiums to the PBGC have been timely paid in full, (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries, and (vi) the PBGC has not instituted proceedings to terminate any such Company Benefit Plan.

(vii)       None of the Company, its Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of the Company and its Subsidiaries nor any Company ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part 1 of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(viii)      Neither the Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the IRC.

(ix)         All contributions required to be made to any Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company.

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(x)          There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the Knowledge of the Company, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans, that could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in any Company Benefit Plan, or any other party.

(xi)         To the Knowledge of the Company, none of the Company and its Subsidiaries nor any Company ERISA Affiliate nor any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the IRC or Section 406 of ERISA), which could subject any of the Company Benefit Plans or their related trusts, the Company, any of its Subsidiaries, any Company ERISA Affiliate or any Person that the Company or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the IRC or Section 502 of ERISA.

(xii)        Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director, independent contractor, consultant or other service provider of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the IRC. Neither the Company nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require the Company or any of its Affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(xiii)       No Company Benefit Plan provides for a gross-up or reimbursement of Taxes under Section 409A or 4999 of the IRC, or otherwise. The Company has made available to Purchaser true, correct and complete copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.

(xiv)      There are no pending or, to the Knowledge of the Company, threatened material labor grievances or material unfair labor practice claims or charges against the Company or any of its Subsidiaries, or any strikes or other material labor disputes against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries and, to the Knowledge of the Company, there are no organizing efforts by any union or other group seeking to represent any employees of the Company or any of its Subsidiaries and no employees of the Company or any of its Subsidiaries are represented by any labor organization.

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(t)          Properties.

(i)          A list of all real property owned or leased by the Company or a Subsidiary of the Company is set forth in the Company’s Disclosure Letter. The Company and each of its Subsidiaries has good and marketable title to all real property owned by it (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any Liens, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by a Subsidiary acting in a fiduciary capacity, (ii) liens for Taxes not yet due and payable and (iii) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. Each lease pursuant to which the Company or any of its Subsidiaries as lessee, leases real or personal property is valid and in full force and effect as to the Company and the Subsidiaries and neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party to any such lease, is in default or in violation of any material provisions of any such lease. The Company has previously made available to Purchaser a complete and correct copy of each such lease. All real property owned or leased by the Company or any of its Subsidiaries are in all material respects in a good state of maintenance and repair (normal wear and tear excepted), conform in all material respects with all applicable ordinances, regulations and zoning laws and are considered by the Company to be adequate for the current business of the Company and its Subsidiaries. To the Knowledge of the Company, none of the buildings, structures or other improvements located on any real property owned or leased by the Company or any of its Subsidiaries encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way. The Company’s leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitment with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the Company Financial Statements. The Company’s Disclosure Letter identifies each real estate lease that will require the consent of the lessor or its agent as a result of the Merger or the Bank Merger by virtue of the terms of any such lease, identifying the section of the lease that contains such prohibition or restriction.

(ii)         The Company and each of its Subsidiaries has good and marketable title to all tangible personal property owned by it, free and clear of all Liens except such Liens, if any, that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. With respect to personal property used in the business of the Company and its Subsidiaries that is leased rather than owned, neither the Company nor any of its Subsidiaries is in default under the terms of any such lease.

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(u)          Fairness Opinion.  The board of directors of the Company has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Keefe, Bruyette & Woods, Inc. to the effect that, as of the date of such opinion and subject to the assumptions, limitations and qualifications set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of Company Common Stock.

(v)         Fees.  Other than for financial advisory services performed for the Company by Keefe, Bruyette & Woods, Inc. pursuant to an agreement dated April 13, 2016, a true and complete copy of which is included in the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

(w)          Environmental Matters.

(i)          Each of the Company’s and its Subsidiaries’ properties, the Participation Facilities, and, to the Knowledge of the Company, the Loan Properties are, and have been during the period of the Company’s or its Subsidiaries’ ownership or operation thereof, in material compliance with all Environmental Laws.

(ii)         There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Knowledge of the Company, threatened, before any court or Governmental Entity against the Company or any of its Subsidiaries or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries or any Participation Facility.

(iii)        To the Knowledge of the Company, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court or Governmental Entity relating to or against any Loan Property (or the Company or any of its Subsidiaries in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

(iv)        Neither the Company nor any of its Subsidiaries has received in writing any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

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(v)         To the Knowledge of the Company, there are no underground storage tanks at any properties owned or operated by the Company or any of its Subsidiaries or any Participation Facility. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other Person or entity, has closed or removed any underground storage tanks from any properties owned or operated by the Company or any of its Subsidiaries or any Participation Facility.

(vi)        During the period of (A) the Company’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) the Company’s or its Subsidiary’s participation in the management of any Participation Facility, to the Knowledge of the Company, there has been no release of Hazardous Materials in, on, under or affecting such properties except for releases of Hazardous Materials in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release. To the Knowledge of the Company, prior to the period of (A) the Company’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) the Company’s or its Subsidiary’s participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties except for releases of Hazardous Materials in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release.

(vii)       Neither Company nor any of its Subsidiaries has conducted any environmental assessment or investigation during the past five (5) years (other than Phase I (or Phase II, if applicable) assessments which did not indicate any contamination of the environment above reportable levels) with respect to any properties owned or leased by it or any of its Subsidiaries, or with respect to any Loans secured by real estate.

(x)           Loan Matters.

(i)          All Loans held by the Company or any of its Subsidiaries were made in all material respects for good, valuable and adequate consideration in the ordinary course of the business, in accordance in all material respects with sound banking practices and, to the Knowledge of the Company, the Loans are not subject to any defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. The notes or other evidences of indebtedness evidencing such Loans and all forms of pledges, mortgages and other collateral documents and security agreements are, in all material respects, enforceable and valid.

(ii)         Neither the terms of any Loan, any of the documentation for any Loan, the manner in which any Loans have been administered and serviced, nor the Company’s practices of approving or rejecting Loan applications, violate in any material respect any federal, state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act, Regulations O and Z of the FRB, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

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(iii)        The allowance for loan losses reflected in the Company’s audited balance sheet at December 31, 2017 was, and the allowance for loan losses shown on the balance sheets in the Company Reports for periods ending after such date, in the opinion of management, were, or will be, adequate, as of the dates thereof, under GAAP.

(iv)        None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(v)         (A) The Company’s Disclosure Letter sets forth a list of all Loans as of the date hereof by the Company or Savings Institute Bank and Trust Company to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O of the FRB (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries, (B) there are no Loans to any employee, officer, director or Affiliate thereof on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate that was or is not in compliance with Regulation O and (C) all such Loans are and were originated in compliance in all material respects with all applicable laws.

(vi)        The Company’s Disclosure Letter sets forth a listing, as of September 30, 2018, by account, of: (A) each borrower, customer or other party that has notified Savings Institute Bank and Trust Company during the past twelve (12) months of, or has asserted against the Company or Savings Institute Bank and Trust Company, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of the Company or Savings Institute Bank and Trust Company, each borrower, customer or other party that has given the Company or Savings Institute Bank and Trust Company any oral notification of, or orally asserted to or against Company or Savings Institute Bank and Trust Company, any such claim; and (B) all Loans (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are classified as “Pass 5,” “Special Mention,” “Substandard,” “Doubtful,” “Loss” or words of similar import, (4) that are considered troubled debt restructurings or where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the origination of the Loan due to concerns regarding the borrower’s ability to pay in accordance with the Loan’s original terms and (5) where a specific reserve allocation exists in connection therewith; and (C) all other assets classified by the Company or Savings Institute Bank and Trust Company as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(y)          Anti-takeover Provisions Inapplicable.  The Company and its Subsidiaries have taken all actions required to exempt Purchaser, the Agreement, the Plan of Bank Merger, the Merger and the Bank Merger from any provisions of an anti-takeover nature contained in their organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

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(z)          Material Interests of Certain Persons.  Except for deposit and loan relationships entered into in the ordinary course of business, no current or former officer or director of the Company, or any family member or Affiliate of any such Person, has any material interest, directly or indirectly, in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Company or any of its Subsidiaries.

(aa)         Insurance.  In the opinion of management, the Company and its Subsidiaries are presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business, including engaging in the transactions contemplated by this Agreement, would, in accordance with good business practice, customarily be insured. The Company’s Disclosure Letter contains a list of all policies of insurance carried and owned by the Company or any of the Company’s Subsidiaries showing the name of the insurance company and agent, the nature of the coverage, the policy limit, the annual premiums and the expiration date. All of the insurance policies and bonds maintained by the Company and its Subsidiaries are in full force and effect, neither the Company nor any of its Subsidiaries are in default thereunder, all premiums and other payments due under any such policy have been paid and all material claims thereunder have been filed in due and timely fashion. Within the last three (3) years the Company and each of its Subsidiaries has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies.

(bb)         Investment Securities; Derivatives.

(i)          Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by the Company or any of its Subsidiaries, including but not limited to FHLB stock and FRB stock, is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(ii)         Other than in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that materially exceed normal changes in value attributable to interest or exchange rate changes.

(cc)         Indemnification.  Except as provided in the Articles of Incorporation or bylaws of the Company and the similar organizational documents of its Subsidiaries, and in employment agreements, change in control agreements and other agreements related to employment or service as a director, officer or employee, neither the Company nor any of its Subsidiaries is a party to any agreement that provides for the indemnification of any of its present or former directors, officers, employees or stockholders, or other Persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of the Company and, to the Knowledge of the Company, there are no claims for which any such Person would be entitled to indemnification under the Articles of Incorporation or bylaws of the Company or the similar organizational documents of any of its Subsidiaries, under any applicable law or regulation or under any such employment-related agreement.

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(dd)         Corporate Documents and Records.  The Company has previously provided a complete and correct copy of the Articles of Incorporation, bylaws and similar organizational documents of the Company and each of the Company’s Subsidiaries, as in effect as of the date of this Agreement. Neither the Company nor any of its Subsidiaries is in violation of its Articles of Incorporation, bylaws or similar organizational documents. The minute books of the Company and each of the Company’s Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders.

(ee)         CRA, Anti-Money Laundering, OFAC and Customer Information Security.  Savings Institute Bank and Trust Company has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. The Company does not have Knowledge of any facts or circumstances that would cause Savings Institute Bank and Trust Company or any other Subsidiary of the Company: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Savings Institute Bank and Trust Company. To the Knowledge of the Company, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause either the Company or any of its Subsidiaries to undertake any remedial action. The board of directors of Savings Institute Bank and Trust Company (or where appropriate of any other Subsidiary of the Company) has adopted, and Savings Institute Bank and Trust Company (or such other Subsidiary of the Company) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Savings Institute Bank and Trust Company (or such other Subsidiary of the Company) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

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(ff)         Internal Controls.  The Company and its Subsidiaries have devised and maintain a system of internal control over financial reporting as defined in Rule 13a-15(f) of the Exchange Act sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization. Except as disclosed in the Company Reports, there are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information. To the Knowledge of the Company, there has occurred no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(gg)         Tax Treatment of the Merger.  The Company has no Knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a) of the IRC.

(hh)         Related Party Transactions.  Neither the Company nor any of its Subsidiaries is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of the Company or any of its Subsidiaries where the amount exceeds $120,000. All such transactions involving indebtedness (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of the Company or any of its Subsidiaries is presently in default or, during the three-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither the Company nor any of its Subsidiaries has been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

(ii)         Trust Accounts.  Saving Institute Bank and Trust Company has properly administered all accounts for which it acts as a fiduciary in all material respects, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither the Company nor any of its Subsidiaries have received notice of any claim, allegation, or complaint from any Person that the Company or any of its Subsidiaries failed to perform these duties in a manner that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in the Company Financial Statements. Neither the Company nor any other Subsidiary, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

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(jj)         Subordinated Debentures; Trust Preferred Securities.

(i)          No “Default,” “Defaulted Interest,” “Extension Period,” “Additional Interest,” or “Event of Default” (as such terms are defined in the Indenture, dated as of September 21, 2006, by and between the Company and Wilmington Trust Company, as Trustee (the “2006 Indenture”), pertaining to the Company Floating Rate Junior Subordinated Deferrable Interest Debentures due 2036 (the “2006 Subordinated Debt”)), is currently in effect and all amounts due and payable on the Company’s 2006 Subordinated Debt, and all securities issued by SI Capital Trust II pursuant to the Declaration of Trust dated August 31, 2006, (the “2006 Declaration of Trust”) (the “2006 Trust Preferred Securities”) have been paid on a current basis as they accrue.

(ii)         There is no material default or event of default under, or other breach or violation of, the 2006 Indenture, the 2006 Declaration of Trust or the Capital Securities Guarantee (as defined in the 2006 Indenture) that has occurred and is continuing as of the date hereof. Further, subject to the execution of a supplemental indenture and the delivery of such other certificates, agreements and opinions as are required under and in accordance with the terms of the 2006 Indenture, neither the execution, delivery and performance of this Agreement by the Company and its Subsidiaries, nor the consummation of the Merger, the Bank Merger or any other transactions contemplated hereby, will cause a default or event of default under, or other breach or violation of, the 2006 Indenture, the 2006 Declaration of Trust, or the Capital Securities Guarantee (as defined by the 2006 Indenture).

(kk)         No Other Representations or Warranties.

(i)          Except for the representations and warranties made by the Company in this Section 3.2, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Purchaser or any of its Affiliates or representatives with respect to (A) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses, or (B) except for the representations and warranties made by the Company in this Section 3.2, any oral or written information presented to Purchaser or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(ii)         The Company hereby acknowledges and agrees that neither Purchaser nor any other Person has made or is making any express or implied representation or warranty other than those contained in Section 3.3.

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3.3           Representations and Warranties of Purchaser.  Except (i) as disclosed in Purchaser’s Disclosure Letter, (ii) for information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure (and as to which nothing in this Agreement shall require disclosure), and (iii) as disclosed in any Purchaser Reports publicly filed prior to the date hereof (but excluding any disclosures set forth in any “risk factors,” “forward-looking statements” or “market risk” sections or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Purchaser represents and warrants to the Company that:

(a)          Organization and Qualification.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is registered with the FRB as a bank holding company and has elected to be treated as a financial holding company. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Purchaser is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Purchaser. Purchaser engages only in activities, and holds properties only of the types, permitted to financial holding companies by the BHCA and the rules, regulations and interpretations promulgated thereunder.

(b)          Subsidiaries.

(i)          Purchaser’s Disclosure Letter sets forth with respect to each of Purchaser’s direct and indirect Subsidiaries its name, its jurisdiction of incorporation and Purchaser’s percentage ownership. Purchaser owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of its Subsidiaries free and clear of any Liens. There are no contracts, commitments, agreements or understandings relating to Purchaser’s right to vote or dispose of any equity securities of its Subsidiaries. Purchaser’s ownership interest in each of its Subsidiaries is in compliance with all applicable laws, rules and regulations relating to equity investments by financial holding companies or Massachusetts-chartered trust companies.

(ii)         Each of Purchaser’s Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation or other entity to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect.

(iii)        The outstanding shares of capital stock of each of Purchaser’s Subsidiaries have been validly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of any Subsidiary of Purchaser are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

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(iv)        Berkshire Bank is a Massachusetts-chartered trust company. No Subsidiary of Purchaser, other than Berkshire Bank, is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder. Berkshire Bank deposits are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law. Berkshire Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(c)          Capital Structure.

(i)          The authorized capital stock of Purchaser consists of 100,000,000 shares of Purchaser Common Stock, par value $0.01 per share, and 2,000,000 shares of preferred stock, par value $0.01 per share.

(ii)         As of the date of this Agreement, (A) 45,395,988 shares of Purchaser Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws and not in violation of any preemptive rights; (B) 521,607 shares of Purchaser Series B Non-Voting Preferred Stock are issued and outstanding; and (C) 1,355,972 shares of Purchaser Common Stock are reserved for issuance pursuant to outstanding grants or awards under Purchaser’s stock-based benefit plans.

(iii)        The shares of Purchaser Common Stock to be issued in exchange for shares of Company Common Stock upon consummation of the Merger in accordance with this Agreement have been duly authorized and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

(iv)        No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Purchaser may vote are issued or outstanding.

(v)         Except as set forth in this Section 3.3(c), as of the date of this Agreement, (A) no shares of capital stock or other voting securities of Purchaser are issued, reserved for issuance or outstanding, and (B) other than options to acquire Purchaser Common Stock granted under Purchaser’s stock-based benefit plans, neither Purchaser nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Purchaser or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Purchaser (including any rights plan or agreement) or obligating Purchaser or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. Neither Purchaser nor any Subsidiary of Purchaser has or is bound by any rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on shares of Purchaser Common Stock, or any other security of Purchaser or a Subsidiary of Purchaser or any securities representing the right to vote, purchase or otherwise receive any shares of Purchaser Common Stock or any other security of Purchaser or a Subsidiary of Purchaser. Other than as stated herein, there are no outstanding securities or instruments that contain any redemption or similar provisions, and there are no outstanding contractual obligations of Purchaser or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Purchaser or any of its Subsidiaries.

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(vi)        Other than as set forth in Purchaser’s Disclosure Letter, there are no voting trusts, shareholder agreements, proxies or similar agreements to which Purchaser or any of its Subsidiaries is a party in effect with respect to the voting or transfer of Purchaser Common Stock or other voting securities or equity interests of Purchaser or granting any shareholder or other Person any registration rights. Purchaser does not have in effect a “poison pill” or similar shareholder rights plan.

(d)          Authority.  Purchaser has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the consents, approvals and filings set forth in Section 3.3(f), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of Purchaser’s board of directors, and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Purchaser Common Stock. Purchaser’s board of directors has determined that this Agreement is advisable and has directed that this Agreement be submitted to Purchaser’s stockholders for approval and adoption and has unanimously adopted a resolution to the foregoing effect and recommend that the stockholders adopt this Agreement. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(e)          No Violations.  The execution, delivery and performance of this Agreement by Purchaser do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming that the consents, approvals and filings referred to in Section 3.3(f) have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Purchaser or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the certificate of incorporation or bylaws of Purchaser or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event that, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Purchaser or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Purchaser or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject.

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(f)          Consents and Approvals.  Except for (i) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods required by, federal and state banking authorities, including filings and notices with the FRB, the FDIC, the Massachusetts Department, the Connecticut Banking Department, and the Rhode Island Division, (ii) the filing with the SEC of a Proxy Statement-Prospectus in definitive form relating to the meeting of the Company’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby and of the Registration Statement in which such Proxy Statement-Prospectus will be included as a prospectus, and declaration of effectiveness of the Registration Statement, (iii) the filing of the Delaware Certificate of Merger with the Delaware Secretary of State pursuant to the DGCL, the filing of the Maryland Articles of Merger with the Maryland State Department pursuant to the MGCL, the filing of a certificate for the Bank Merger with the Massachusetts Department and the filing of a notice for the Bank Merger with the Connecticut Banking Department, (iv) filing with the New York Stock Exchange of a notification of the listing of the shares of Purchaser Common Stock to be issued in the Merger, and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Purchaser Common Stock pursuant to this Agreement, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery by Purchaser of this Agreement or the consummation by Purchaser of the Merger and the other transactions contemplated by this Agreement, including the Bank Merger. As of the date hereof, Purchaser has no Knowledge of any reason pertaining to Purchaser why any of the approvals referred to in this Section 3.3(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.2(e).

(g)          Governmental Filings.  Purchaser and each of its Subsidiaries has filed all reports, schedules, registration statements and other documents that it has been required to file since January 1, 2018 with the FRB, the FDIC, the Massachusetts Department, or any other Governmental Entity. As of their respective dates, each of such filings complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance).

(h)          Securities Filings.  Purchaser has filed with the SEC all reports, schedules, registration statements, definitive proxy statements and exhibits thereto that it has been required to file under the Securities Act or the Exchange Act since December 31, 2017 (collectively, “Purchaser Reports”). None of Purchaser Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates of filing with the SEC, all of Purchaser Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder. Each of the financial statements (including, in each case, any notes thereto) of Purchaser included in Purchaser Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

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(i)          Financial Statements.  Purchaser has previously made available to the Company copies of (i) the consolidated balance sheets of Purchaser as of December 31, 2017 and 2016 and related consolidated statements of operations, statements of comprehensive income (loss), changes in equity and cash flows for each of the three years in the three-year period ended December 31, 2017, together with the notes thereto, accompanied by the audit report of Purchaser’s independent registered public accounting firm, as reported in Purchaser’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC, and (ii) the unaudited consolidated balance sheets of Purchaser as of September 30, 2018 and the related consolidated statements of net income, comprehensive income (loss), changes in stockholders’ equity and cash flows for the nine months ended September 30, 2018 and 2017, as reported in Purchaser’s Quarterly Report on Form 10-Q for the period ended September 30, 2018 filed with the SEC. Such financial statements were prepared from the books and records of Purchaser and its Subsidiaries, fairly present the consolidated financial position of Purchaser and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations and cash flows of Purchaser and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes to the extent permitted under applicable regulations. The books and records of Purchaser and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

(j)          Undisclosed Liabilities.  Neither Purchaser nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of Purchaser as of September 30, 2018, except for (i) liabilities incurred since September 30, 2018 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Purchaser and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(k)          Absence of Certain Changes or Events.  Since September 30, 2018, Purchaser and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices and there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on Purchaser.

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(l)          Litigation.  There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the Knowledge of Purchaser, threatened against or affecting Purchaser or any of its Subsidiaries or any property or asset of Purchaser or any of its Subsidiaries that (i) are seeking damages or declaratory relief against Purchaser or any of its Subsidiaries or (ii) challenge the validity or propriety of the transactions contemplated by this Agreement. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against Purchaser or any of its Subsidiaries or the assets of Purchaser or any of its Subsidiaries. Since January 1, 2017, there have been no subpoenas, written demands, or document requests received by Purchaser or any of its Subsidiaries from any Governmental Entity and no Governmental Entity has requested that Purchaser or any of its Subsidiaries enter into a settlement, negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand, or document request.

(m)          Absence of Regulatory Actions.  Since January 1, 2017, neither Purchaser nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Governmental Entity, or has adopted any board resolutions relating to such matters as are material to the business of Purchaser or its Subsidiaries at the request of any Governmental Entity, or has been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. To the Knowledge of Purchaser, there are no material unresolved violations, criticisms or exceptions by any Governmental Entity with respect to any report or statement relating to any examinations of Purchaser or its Subsidiaries.

(n)          Compliance with Laws.  Purchaser and each of its Subsidiaries has all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the Knowledge of Purchaser, threatened. Neither Purchaser nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Purchaser.

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(o)          Taxes.  All federal, state, local and foreign tax returns required to be filed by or on behalf of Purchaser or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other Taxes required to be paid by Purchaser or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on Purchaser’s balance sheet (in accordance with GAAP). To the Knowledge of Purchaser, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of Purchaser or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where Purchaser or any of its Subsidiaries do not file tax returns that Purchaser or any such Subsidiary is subject to taxation in that jurisdiction. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Purchaser or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on Purchaser’s balance sheet (in accordance with GAAP). Neither Purchaser nor any of its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. Purchaser and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Purchaser and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

(p)          Labor Matters.  Purchaser and its Subsidiaries are in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Neither Purchaser nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Purchaser or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor, to the Knowledge of Purchaser, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving Purchaser or any of its Subsidiaries pending or, to the Knowledge of Purchaser, threatened.

(q)          Employee Benefit Plans.

(i)          Purchaser’s Disclosure Letter lists all Purchaser Benefit Plans. For purposes of this Agreement, “Purchaser Benefit Plans” mean all employee benefit plans (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), whether funded or unfunded, and all pension, benefit, retirement, bonus, stock option, stock purchase, restricted stock, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) to or with respect to which Purchaser or any of its Subsidiaries or any trade or business of Purchaser or any of its Subsidiaries, whether or not incorporated, all of which together with Purchaser would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Purchaser ERISA Affiliate”), is a party or has any current or future obligation or that are sponsored, maintained, contributed to or required to be contributed to by Purchaser or any of its Subsidiaries or any Purchaser ERISA Affiliate for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of Purchaser or any of its Subsidiaries or any Purchaser ERISA Affiliate.

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(ii)         Purchaser has heretofore made available to the Company true, correct and complete copies of the following documents with respect to each of Purchaser Benefit Plans, to the extent applicable, (i) all plans and trust agreements, (ii) all summary plan descriptions, amendments, modifications or material supplements to any Purchaser Benefit Plan, (iii) where any Purchaser Benefit Plan has not been reduced to writing, a written summary of all the material plan terms, (iv) the annual report (Form 5500), if any, filed with the IRS for the last three (3) plan years and summary annual reports, with schedules and financial statements attached, (v) the most recently received IRS determination letter, if any, relating to any Purchaser Benefit Plan, (vi) the most recently prepared actuarial report for each Purchaser Benefit Plan (if applicable) for each of the last three (3) years and (vii) copies of material notices, letters or other correspondence with the IRS, DOL or the PBGC.

(iii)        Each Purchaser Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the IRC. Neither Purchaser nor any of its Subsidiaries has taken any action to take corrective action or made a filing under any voluntary correction program of the IRS, the DOL or any other Governmental Entity with respect to any Purchaser Benefit Plan, and neither Purchaser nor any of its Subsidiaries has any Knowledge of any plan defect that would qualify for correction under any such program.

(iv)        Purchaser’s Disclosure Letter identifies each Purchaser Benefit Plan that is intended to be qualified under Section 401(a) of the IRC (the “Purchaser Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Purchaser Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the Knowledge of Purchaser, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Purchaser Qualified Plan or the exempt status of the related trust or increase the costs relating thereto. No trust funding any Purchaser Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the IRC.

(v)         With respect to each Purchaser Benefit Plan that is subject to Title IV or Section 302 of ERISA or Sections 412, 430 or 4971 of the IRC: (i) no such plan is in “at-risk” status for purposes of Section 430 of the IRC, (ii) the present value of accrued benefits under such Purchaser Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Purchaser Benefit Plan’s actuary with respect to such Purchaser Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Purchaser Benefit Plan allocable to such accrued benefits, (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iv) all premiums to the PBGC have been timely paid in full, (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Purchaser or any of its Subsidiaries, and (vi) the PBGC has not instituted proceedings to terminate any such Purchaser Benefit Plan.

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(vi)        There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the Knowledge of Purchaser, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against Purchaser Benefit Plans, any fiduciaries thereof with respect to their duties to Purchaser Benefit Plans or the assets of any of the trusts under any of Purchaser Benefit Plans, that could reasonably be expected to result in any material liability of Purchaser or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in any Purchaser Benefit Plan, or any other party.

(vii)       To the Knowledge of Purchaser, none of Purchaser and its Subsidiaries nor any Purchaser ERISA Affiliate nor any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the IRC or Section 406 of ERISA), which could subject any of Purchaser Benefit Plans or their related trusts, Purchaser, any of its Subsidiaries, any Purchaser ERISA Affiliate or any Person that Purchaser or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the IRC or Section 502 of ERISA.

(r)          Properties.

(i)          Purchaser and each of its Subsidiaries has good and marketable title to all real property owned by it (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any Liens, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by a Subsidiary acting in a fiduciary capacity, (ii) liens for Taxes not yet due and payable and (iii) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. Each lease pursuant to which Purchaser or any of its Subsidiaries as lessee, leases real or personal property is valid and in full force and effect as to Purchaser and the Subsidiaries and neither Purchaser nor any of its Subsidiaries, nor, to the Knowledge of Purchaser, any other party to any such lease, is in default or in violation of any material provisions of any such lease. All real property owned or leased by Purchaser or any of its Subsidiaries are in all material respects in a good state of maintenance and repair (normal wear and tear excepted), conform in all material respects with all applicable ordinances, regulations and zoning laws and are considered by Purchaser to be adequate for the current business of Purchaser and its Subsidiaries.

(ii)         Purchaser and each of its Subsidiaries has good and marketable title to all tangible personal property owned by it, free and clear of all Liens except such Liens, if any, that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. With respect to personal property used in the business of Purchaser and its Subsidiaries that is leased rather than owned, neither Purchaser nor any of its Subsidiaries is in default under the terms of any such lease.

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(s)          Anti-takeover Provisions Inapplicable.  Purchaser and its Subsidiaries have taken all actions required to exempt Purchaser, the Agreement, the Plan of Bank Merger, the Merger and the Bank Merger from any provisions of an anti-takeover nature contained in their organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

(t)          Corporate Documents and Records.  Purchaser has previously provided a complete and correct copy of the Certificate of Incorporation, bylaws and similar organizational documents of Purchaser and each of Purchaser’s Subsidiaries, as in effect as of the date of this Agreement. Neither Purchaser nor any of its Subsidiaries is in violation of its Certificate of Incorporation, bylaws or similar organizational documents. The minute books of Purchaser and each of Purchaser’s Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders.

(u)          CRA, Anti-Money Laundering, OFAC and Customer Information Security.  Berkshire Bank has received a rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. Purchaser does not have Knowledge of any facts or circumstances that would cause Berkshire Bank or any other Subsidiary of Purchaser: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Berkshire Bank. To the Knowledge of Purchaser, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause either Purchaser or any of its Subsidiaries to undertake any remedial action. The board of directors of Berkshire Bank (or where appropriate of any other Subsidiary of Purchaser) has adopted, and Berkshire Bank (or such other Subsidiary of Purchaser) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Berkshire Bank (or such other Subsidiary of Purchaser) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

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(v)         Internal Controls.  Purchaser and its Subsidiaries have devised and maintain a system of internal control over financial reporting as defined in Rule 13a-15(f) of the Exchange Act sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization. There are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Purchaser’s ability to record, process, summarize and report financial information. To the Knowledge of Purchaser, there has occurred no fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal controls over financial reporting.

(w)          Tax Treatment of the Merger.  Purchaser has no Knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a) of the IRC.

(x)          Fairness Opinion.  The board of directors of Purchaser has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Piper Jaffray & Co. to the effect that, as of the date of such opinion and subject to the assumptions, limitations and qualifications set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to Purchaser.

(y)          Environmental Matters.

(i)          Each of Purchaser’s and its Subsidiaries’ properties and the Participation Facilities, and, to the Knowledge of Purchaser, the Loan Properties, are, and have been during the period of Purchaser’s or its Subsidiaries’ ownership or operation thereof, in material compliance with all Environmental Laws.

(ii)         There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Knowledge of Purchaser, threatened, before any court or Governmental Entity against Purchaser or any of its Subsidiaries or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Purchaser or any of its Subsidiaries or any Participation Facility.

(iii)        To the Knowledge of Purchaser, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court or Governmental Entity relating to or against any Loan Property (or Purchaser or any of its Subsidiaries in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

(iv)        Neither Purchaser nor any of its Subsidiaries has received in writing any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

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(v)         To the Knowledge of Purchaser, there are no underground storage tanks at any properties owned or operated by Purchaser or any of its Subsidiaries or any Participation Facility. Neither Purchaser nor any of its Subsidiaries nor, to the Knowledge of Purchaser, any other Person or entity, has closed or removed any underground storage tanks from any properties owned or operated by Purchaser or any of its Subsidiaries or any Participation Facility.

(vi)        During the period of (A) Purchaser’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) Purchaser’s or its Subsidiary’s participation in the management of any Participation Facility, to the Knowledge of Purchaser, there has been no release of Hazardous Materials in, on, under or affecting such properties except for releases of Hazardous Materials in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release. To the Knowledge of Purchaser, prior to the period of (A) Purchaser’s or its Subsidiary’s ownership or operation of any of their respective current properties or (B) Purchaser’s or its Subsidiary’s participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties except for releases of Hazardous Materials in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release.

(z)          Insurance.  In the opinion of management, Purchaser and its Subsidiaries are presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business, including engaging in the transactions contemplated by the Agreement, would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by Purchaser and its Subsidiaries are in full force and effect, neither Purchaser nor any of its Subsidiaries are in default thereunder, all premiums and other payments due under any such policy have been paid and all material claims thereunder have been filed in due and timely fashion. Within the last three (3) years Purchaser and each of its Subsidiaries has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies.

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(aa)         Intellectual Property; Purchaser IT Systems.

(i)          Purchaser and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use (in the manner and the geographic areas in which they are currently used) without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its business. Purchaser’s Disclosure Letter sets forth a complete and correct list of all material trademarks, trade names, service marks and copyrights owned by or licensed to Purchaser or any of its Subsidiaries for use in its business, and all licenses and other agreements relating thereto and all agreements relating to third party intellectual property that Purchaser or any of its Subsidiaries is licensed or authorized to use in its business, including without limitation any software licenses but excluding any so-called “shrink-wrap” license agreements and other similar computer software licensed in the ordinary course of business and/or otherwise resident on desktop computers (collectively, the “Purchaser Intellectual Property”). With respect to each item of Purchaser Intellectual Property owned by Purchaser or any of its Subsidiaries, the owner possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of Purchaser Intellectual Property that Purchaser or any of its Subsidiaries is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect as to Purchaser and the Subsidiaries. Neither Purchaser nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that Purchaser or any of its Subsidiaries must license or refrain from using any intellectual property rights of a third party). To the Knowledge of Purchaser, neither Purchaser nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of Purchaser or any of its Subsidiaries.

(ii)        To the Knowledge of Purchaser, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the business of Purchaser or Berkshire Bank (collectively, “Purchaser IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. Purchaser IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct Purchaser’s consolidated business as currently conducted. Neither Purchaser nor Berkshire Bank has experienced within the past two years any material disruption to, or material interruption in, the conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of Purchaser IT Systems. To the Knowledge of Purchaser, no Person has gained unauthorized access to any of the Purchaser IT Systems that has had, or is reasonably expected to have, a Material Adverse Effect on Purchaser. Purchaser and Berkshire Bank have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of their businesses without material disruption to, or material interruption in, the conduct of their respective businesses. Purchaser and its Subsidiaries are compliant in all material respects with all data protection and privacy laws and regulations as well as their own policies relating to data protection and the privacy and security of personal data and the non-public personal information of their respective customers and employees, except for immaterial failures to comply or immaterial violations.

(bb)         Fees.  Other than for financial advisory services performed for Purchaser by Piper Jaffray & Co., neither Purchaser nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for Purchaser or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

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(cc)         No Other Representations or Warranties.

(i)          Except for the representations and warranties made by Purchaser in this Section 3.3, neither Purchaser nor any other Person makes any express or implied representation or warranty with respect to Purchaser, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Purchaser hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Purchaser nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or representatives with respect to (A) any financial projection, forecast, estimate, budget or prospective information relating to Purchaser, any of its Subsidiaries or their respective businesses, or (B) except for the representations and warranties made by Purchaser in this Section 3.3, any oral or written information presented to the Company or any of its Affiliates or representatives in the course of their due diligence investigation of Purchaser, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(ii)         Purchaser hereby acknowledges and agrees that neither the Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in Section 3.2.

ARTICLE IV
CONDUCT PENDING THE MERGER

4.1           Forbearances by the Company.  Except as expressly contemplated or permitted by this Agreement, disclosed in the Company’s Disclosure Letter, or to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, the Company shall not, nor shall the Company permit any of its Subsidiaries to, without the prior written consent (which may include consent via electronic mail) of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)          conduct its business other than in the regular, ordinary and usual course consistent with past practice; fail to use reasonable efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees; or take any action that would adversely affect or materially delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b)          (i)          incur, modify, extend or renegotiate any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than (A) the creation of deposit liabilities in the ordinary course of business consistent with past practice and (B) advances from the FHLB with a maturity of not more than one year;

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(ii)         prepay any indebtedness or other similar arrangements so as to cause the Company to incur any prepayment penalty thereunder;

(iii)        purchase any brokered certificate of deposits, other than in the ordinary course of business; or

(c)          (i)          adjust, split, combine or reclassify any capital stock;

(ii)         make, declare or pay any dividend, or make any other distribution on its capital stock other than (A) regular quarterly cash dividends on Company Common Stock no greater than $0.06 per share with record and payment dates consistent with past practice and (B) dividends paid by Savings Institute Bank and Trust Company to enable the Company to pay such dividends; provided, however, that after the date hereof, the Company shall coordinate with Purchaser regarding the declaration of any dividends in respect of Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Company Common Stock shall not receive two (2) dividends for any single calendar quarter with respect to their shares of Company Common Stock and any shares of Purchaser Common Stock that such holders receive in exchange therefor in the Merger;

(iii)        grant any Person any right to acquire any shares of its capital stock or make any grant or award under the Company Equity Plans;

(iv)        issue any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock, except pursuant to the exercise of stock options outstanding as of the date hereof; or

(v)         redeem or otherwise acquire any shares of its capital stock other than a security interest or as a result of the enforcement of a security interest and other than as provided in this Agreement;

(d)          other than in the ordinary course of business consistent with past practice (including the sale, transfer or disposal of other real estate owned (“OREO”)), (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its real property or other assets to any Person other than a Subsidiary, or (ii) cancel, release or assign any indebtedness to any such Person or any claims held by any such Person;

(e)          make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other Person, or form any new subsidiary;

(f)          other than in the ordinary course of business consistent with past practice, enter into, renew, amend or terminate any material contract, plan or agreement, or make any change in any of its leases or material contracts;

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(g)          except as specifically provided below, and except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the Company’s Disclosure Letter (which need not include any individual commitment which is less than $100,000 in amount provided that such schedule includes the aggregate amount of individual commitments which are less than $100,000 that have been excluded from the schedule), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) (i) in an amount in excess of $8.0 million for commercial loans, $1.0 million for residential loans and $100,000 for home equity loans or lines of credit, (ii) that involves an exception to policy or (iii) with respect to one- to four-family residential real estate loans, that is not underwritten to Fannie Mae or Freddie Mac standards; provided that Purchaser shall have been deemed to have consented to any loan in excess of such amount or otherwise not permitted by this section if Purchaser does not object to any such proposed loan within three (3) Business Days of receipt by Purchaser of a request by the Company to exceed such limit along with all financial or other data that Purchaser may reasonably request in order to evaluate such loan;

(h)          (i) make any new Loan, or commit to make any new Loan, to any director or executive officer of the Company or Savings Institute Bank and Trust Company, or any entity controlled, directly or indirectly, by any of the foregoing or (ii) except for Loans made in accordance with Regulation O of the FRB (12 C.F.R. Part 215), amend, renew or increase any existing Loan, or commit to amend, renew or increase any such Loan, to any director or executive officer of the Company or Savings Institute Bank and Trust Company, or any entity controlled, directly or indirectly, by any of the foregoing;

(i)          (i)          (a) increase in any manner the compensation, bonuses or other fringe benefits of any of its employees or directors other than in the ordinary course of business consistent with past practice and pursuant to policies then in effect, or (b) grant or pay any bonus, pension, retirement allowance or contribution, except for cash bonuses that are fully accrued for and to be paid for 2018 and on a pro rata basis for 2019 for performance through the Closing Date pursuant to and in accordance with past practices and as set forth in the Company’s Disclosure Letter;

(ii)         become a party to, amend, renew, extend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment, severance or change in control agreement with or for the benefit of any employee or director, except for amendments to any plan or agreement that are required by law;

(iii)        amend, modify or revise the terms of any outstanding stock option or voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation; make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice; or make any contribution to the Company ESOP, forgive any indebtedness with respect to the Company ESOP loans or take any action that would cause a release of any suspense shares, except as required by operation of the Company ESOP or in the ordinary course of business consistent with past practice, but in no event more than the minimum amount required pursuant to the Company ESOP loan amortization schedules as in effect on September 30, 2018;

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(iv)        elect to any office with the title of Senior Vice President or higher any Person who does not hold such office as of the date of this Agreement or elect to its board of directors any Person who is not a member of its board of directors as of the date of this Agreement;

(v)         hire any employee with an annualized salary in excess of $100,000 except as may be necessary to replace any non-officer employee whose employment is terminated, whether voluntarily or involuntarily;

(vi)        except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance hereunder, take any action that would entitle any individual to a severance benefit under any employment agreement or change in control agreement; or

(vii)       except for the execution of this Agreement, and the transactions contemplated herein and any termination of employment, take any action that would give rise to an acceleration of the right to payment of any individual under any Company Benefit Plan.

(j)           commence any action or proceeding, other than to enforce any obligation owed to the Company or any of its Subsidiaries and in accordance with past practice, or settle any claim, action or proceeding (i) involving payment by it of money damages in excess of $100,000, or (ii) that would impose any material restriction on its operations or the operations of any of its Subsidiaries, or (iii) that would create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(k)          amend its Articles of Incorporation or bylaws, or similar governing documents;

(l)           increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in the ordinary course of business;

(m)         purchase any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities with final maturities of less than one year;

(n)         make any capital expenditures in the aggregate in excess of $100,000, other than pursuant to binding commitments existing on the date hereof, which are described in the Company’s Disclosure Letter, and expenditures reasonably necessary to maintain existing assets in good repair;

(o)         establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(p)         other than in the ordinary course of business consistent with past practice, enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest;

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(q)         make any changes in policies in any material respect in existence on the date hereof with regard to: the extension of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service, loans; its hedging practices and policies; or other material banking policies, in each case except as may be required by changes in applicable law or regulations, GAAP, or at the direction of a Governmental Entity;

(r)          issue any communication relating to the Merger (i) to employees (including general communications relating to benefits and compensation) without prior consultation with Purchaser and, to the extent relating to post-Closing employment, benefit or compensation information, without the prior consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed), or (ii) to customers without the prior approval of Purchaser (which shall not be unreasonably withheld or delayed);

(s)          except with respect to foreclosures in process as of the date hereof, foreclose upon or take a deed or title to any commercial real estate (i) without providing prior notice to Purchaser and conducting a Phase I environmental assessment of the property, or (ii) if the Phase I environmental assessment referred to in the prior clause reflects the presence of any Hazardous Material or underground storage tank;

(t)          make, change or rescind any material election concerning Taxes or Tax returns, file any amended Tax return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment, or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(u)          take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

(v)         implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

(w)          enter into any new lines of business;

(x)          purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(y)          invest in any additional tax credit partnership investments, other than any capital contributions for which the Company is contractually committed;

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(z)          merge or consolidate Company or any Subsidiaries with any other Person; sell or lease all or any substantial portion of the assets or business of Company or any Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection or any loan or credit arrangement between Savings Institute Bank and Trust Company and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities;

(aa)         take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

(bb)         agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 4.1.

Any request by the Company or response thereto by Purchaser shall be made in accordance with the notice provisions of Section 8.7 and shall note that it is a request pursuant to this Section 4.1.

4.2           Forbearances by Purchaser.  Except as expressly contemplated or permitted by this Agreement or to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, Purchaser shall maintain its rights and franchises in all material respects, and shall not, nor shall Purchaser permit any of its Subsidiaries to, without the prior written consent (which may include consent via electronic mail) of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)          conduct its business other than in the regular, ordinary and usual course consistent with past practice; fail to use reasonable efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees;

(b)          take any action that would adversely affect or materially delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(c)          take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

(d)          knowingly take action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC;

(e)          amend, repeal or modify any provision of its Certificate of Incorporation or Bylaws in a manner that would adversely affect the Company or any Company stockholder or the transactions contemplated by this Agreement;

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(f)          make, declare or pay any Extraordinary Dividend on the capital stock of Purchaser; or

(g)          enter into an agreement to acquire another depository institution; or

(h)          agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 4.2.

ARTICLE V
COVENANTS

5.1           Acquisition Proposals.

(a)          The Company shall immediately cease, and the Company shall cause its Subsidiaries and each of their respective representatives to immediately cease, any discussions or negotiations with any Person conducted prior to the date of this Agreement with respect to an Acquisition Proposal. Except as permitted by this Section 5.1, the Company agrees that it will not, and will cause its Subsidiaries and its and their directors, executive officers and representatives not to, directly or indirectly, (i) solicit, initiate or encourage any inquiry with respect to, or the making of, any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) participate in any negotiations regarding an Acquisition Proposal with, or furnish any nonpublic information relating to an Acquisition Proposal to, any Person that has made or, to the Knowledge of the Company, is considering making an Acquisition Proposal, or (iii) engage in discussions regarding an Acquisition Proposal with any Person that has made, or, to the Knowledge of the Company, is considering making, an Acquisition Proposal, except to notify such Person of the existence of the provisions of this Section 5.1.

(b)          Notwithstanding Section 5.1(a), if, prior to the time the Requisite Company Stockholder Approval is obtained, the Company receives a written and unsolicited Acquisition Proposal that the board of directors of the Company determines in good faith (after consultation with its financial advisors and outside counsel) constitutes or is reasonably likely to lead to a Superior Proposal, the Company may take the following actions: (1) furnish nonpublic information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal, but only if (A) prior to so furnishing such information, the Company has entered into a customary confidentiality agreement with such Person on terms no less favorable to the Company than the confidentiality agreement by and between the Company and Purchaser dated as of November 2, 2018, and (B) all such information has previously been made available to Purchaser or is provided to Purchaser prior to or contemporaneously with the time it is provided to the Person making such Acquisition Proposal or such Person’s representatives; and (2) engage or participate in any discussions or negotiations with such Person with respect to the Acquisition Proposal. The Company promptly (and in any event within 48 hours) shall advise Purchaser orally and in writing of the receipt of (i) any Acquisition Proposal and any inquiry that is reasonably likely to lead to an Acquisition Proposal and the material terms of such proposal or inquiry (including the identity of the party making such proposal or inquiry and, if applicable, copies of any documents or correspondence evidencing such proposal), and (ii) any request for information relating to the Company or any of its Subsidiaries other than requests for information not reasonably likely to be related to an Acquisition Proposal. The Company shall keep Purchaser informed on a reasonably current basis (and in any event at least once every two (2) Business Days) of the status of any such Acquisition Proposal (including any material change to its terms).

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(c)          Except as set forth in Section 5.1(d), the board of directors of the Company shall not (i) withhold, withdraw, or modify (or publicly propose to withhold, withdraw or modify), in a manner adverse to Purchaser, its recommendation referred to in Section 5.8, or (ii) approve or recommend (or publicly propose to approve or recommend) any Acquisition Proposal. Except as set forth in Section 5.1(d), Company shall not, and its board of directors shall not allow the Company to, and the Company shall not allow any of the Company’s Subsidiaries to, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement (except for confidentiality agreements permitted under Section 5.1(b)) relating to any Superior Proposal.

(d)          Notwithstanding anything to the contrary set forth in this Agreement, the board of directors of the Company may, prior to the time the Requisite Company Stockholder Approval is obtained, in response to a Superior Proposal which did not result from a breach of Section 5.1(a) or (b), (i) make a Change in Recommendation and/or (ii) terminate this Agreement pursuant to Section 7.1 (and concurrently with such termination cause Company to enter into a definitive agreement with respect to the Superior Proposal), in each case of clauses (i) or (ii), if the board of directors of the Company has determined in good faith, after consulting with its outside counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law; provided that the board of directors may not take any such action in connection with an Acquisition Proposal unless (1) the board of directors has determined that such Acquisition Proposal constitutes a Superior Proposal, (2) prior to terminating this Agreement pursuant to Section 7.1(f), the Company provides prior written notice to Purchaser at least four (4) Business Days in advance (the “Notice Period”) of its intention to take such action, which notice shall specify all material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal and copies of any documents or correspondence evidencing such Superior Proposal), (3) during the Notice Period, Company shall, and shall cause its financial advisors and outside counsel to, negotiate with Purchaser in good faith should Purchaser propose to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute (in the good faith judgment of the Company’s board of directors) a Superior Proposal and (4) such Superior Proposal continues to constitute (in the good faith judgment of the Company’s board of directors) a Superior Proposal after taking into account any such amendments that Purchaser shall have agreed to make prior to the end of the Notice Period. In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new notice to Purchaser and again comply with the requirements of this Section 5.1(d), except that the Notice Period shall be reduced to two (2) Business Days.

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(e)          Nothing contained in this Section 5.1 shall prohibit Company from (i) complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal, including Rules 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act, or, (ii) making any disclosure to the Company’s stockholders if, after consultation with its outside legal counsel, the Company determines that such disclosure would be required under applicable law; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed to be a Change in Recommendation unless it is limited to a stop, look, and listen communication or the Company’s board of directors reaffirms the recommendation referred to in Section 5.8 in such disclosure and does not recommend that the Company’s stockholders tender their shares, or (iii) informing any Person of the existence of the provisions contained in this Section 5.1.

5.2           Advice of Changes.  Prior to the Closing, each party shall promptly advise the other party orally and in writing to the extent that it has Knowledge of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement unless expressly waived in writing by the other party hereto.

5.3           Access and Information.

(a)          Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of Purchaser and the Company, for purposes of verifying the representations and warranties of the other and preparing for the Merger and other matters contemplated by this Agreement, shall (and shall cause its respective Subsidiaries to) afford to the other party and its representatives (including, without limitation, officers and employees of the other party and its Affiliates and counsel, accountants and other professionals retained by the other party) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records, contracts, properties, personnel, information technology services and to such other information relating to the other party and its Subsidiaries as may be reasonably requested, except where such materials relate to (i) matters involving this Agreement, (ii) pending or threatened litigation or investigations if, in the opinion of counsel, the presence of such designees would or might adversely affect the confidential nature of, or any privilege relating to, the matters being discussed, or (iii) matters involving an Acquisition Proposal; provided, however, that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made in this Agreement. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the entity in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate and reasonable substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

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(b)          From the date hereof until the Effective Time, the Company shall, and shall cause its respective Subsidiaries to, promptly provide to Purchaser (i) a copy of each report filed with a Governmental Entity (other than publicly available periodic reports filed with the SEC or “confidential supervisory information” that is prohibited from disclosure), (ii) a copy of each periodic report to its senior management and all materials relating to its business or operations furnished to its board of directors, (iii) copies of each annual, interim or special audit of the financial statements of the Company and its Subsidiaries made by its independent registered public accountants and copies of all internal control reports submitted to the Company by such accountants, or by any other accounting firm rendering internal audit services, in connection with each annual, interim or special audit of the financial statements of the Company and its Subsidiaries made by such accountants; (iv) such additional financial data that the Company possesses and as Purchaser may reasonably request, including without limitation, monthly financial statements and loan reports and deposit reports; (v) a copy of each press release made available to the public and (vi) all other information concerning its business, properties and personnel as may be reasonably requested, provided that Purchaser shall not be entitled to receive reports or other documents relating to (x) matters involving this Agreement, (y) pending or threatened litigation or investigations if, in the opinion of counsel, the disclosure of such information would or might adversely affect the confidential nature of, or any privilege relating to, the matters being discussed, or (z) matters involving an Acquisition Proposal.

(c)          The Company and Purchaser will not, and will cause its respective representatives not to, use any information and documents obtained in the course of the consideration of the consummation of the transactions contemplated by this Agreement, including any information obtained pursuant to this Section 5.3, for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and to hold such information and documents in confidence and treat such information and documents as secret and confidential and to use all reasonable efforts to safeguard the confidentiality of such information and documents.

(d)          Following the receipt of all regulatory approvals, the Company shall give notice, and shall cause Savings Institute Bank and Trust Company to give notice, to a designee of Purchaser, and shall invite such Person to attend all regular and special meetings of the Board of Directors of the Company and Savings Institute Bank and Trust Company. Such designee shall have no right to vote and shall not attend sessions of the Boards of Directors or committees thereof during which there is being discussed (i) matters involving this Agreement, (ii) pending or threatened litigation or investigations if, in the opinion of counsel to the Company, the presence of such designees would or might adversely affect the confidential nature of, or any privilege relating to, the matters being discussed, or (iii) matters involving an Acquisition Proposal.

(e)          From and after the date hereof, representatives of Purchaser and the Company shall meet on a regular basis to discuss and plan for the conversion of the Company’s and its Subsidiaries’ data processing and related electronic informational systems to those used by Purchaser and its Subsidiaries.

(f)          Within ten (10) Business Days of the end of each calendar month, the Company shall provide Purchaser with an updated list of Loans described in Section 3.2(x)(vi).

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(g)          The information regarding the Company and its Subsidiaries to be supplied by the Company for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement-Prospectus (except for such portions thereof that relate only to Purchaser or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The information supplied, or to be supplied, by the Company for inclusion in applications to Governmental Entities to obtain all permits, consents, approvals and authorizations necessary or advisable to consummate the transactions contemplated by this Agreement shall be accurate in all material respects.

(h)          The information regarding Purchaser and its Subsidiaries to be supplied by Purchaser for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement-Prospectus (except for such portions thereof supplied by the Company or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. The information supplied, or to be supplied, by Purchaser for inclusion in applications to Governmental Entities to obtain all permits, consents, approvals and authorizations necessary or advisable to consummate the transactions contemplated by this Agreement shall be accurate in all material respects.

5.4           Applications; Consents.

(a)          The parties hereto shall cooperate with each other and shall use their reasonable best efforts to prepare and file as soon as practicable after the date hereof, all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement. The Company and Purchaser shall furnish each other with all information concerning themselves, their respective Subsidiaries, and their respective Subsidiaries’ directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of Purchaser, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. Purchaser and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on, all the information relating to Purchaser and the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity pursuant to this Section 5.4(a).

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(b)          As soon as practicable after the date hereof, each of the parties hereto shall, and they shall cause their respective Subsidiaries to, use its reasonable best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the transactions contemplated by this Agreement.

(c)          Purchaser and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that such consent or approval will not be obtained or that the receipt of any such required consent or approval will be materially delayed.

5.5           Anti-takeover Provisions.  The Company and its Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt Purchaser, the Agreement, the Plan of Bank Merger, the Merger and the Bank Merger from any provisions of an anti-takeover nature in the Company’s or its Subsidiaries’ Articles of Incorporation and bylaws, or similar organizational documents, and the provisions of any federal or state anti-takeover laws.

5.6           Additional Agreements.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

5.7           Publicity.  The initial press release announcing this Agreement shall be a joint press release. Thereafter, the Company and Purchaser shall consult with each other prior to issuing any press releases or otherwise making public statements (including any written communications to stockholders) with respect to the Merger and any other transaction contemplated hereby and in making any filings with any Governmental Entity that are related to the transactions contemplated by this Agreement; provided, however, that nothing in this Section 5.7 shall be deemed to prohibit any party from making any disclosure that its counsel deems necessary to satisfy such party’s disclosure obligations imposed by law.

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5.8           Stockholder Meeting.  Company agrees to take, in accordance with applicable law, the Articles of Incorporation of the Company and the Bylaws of the Company, all action necessary to convene a meeting of its stockholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by the Company’s stockholders in order to permit consummation of the transactions contemplated by this Agreement (including any adjournment or postponement, the “Company Stockholder Meeting”) and, subject to Section 5.1, shall take all lawful action to solicit stockholder approval. The Company agrees to use commercially reasonable efforts to convene the Company Stockholder Meeting within forty-five (45) days following the time when the Registration Statement becomes effective. Except with the prior approval of Purchaser, no other matters shall be submitted for the approval of the Company’s stockholders at the Company Stockholder Meeting. The Company’s board of directors shall at all times prior to and during the Company Stockholder Meeting recommend approval of this Agreement by the stockholders of the Company and shall not withhold, withdraw, amend, or modify its recommendation in any manner adverse to Purchaser or take any other action or make any other public statement inconsistent with their recommendation, except as and to the extent expressly permitted by Section 5.1 (a “Change in Recommendation”). In the event that there is present at the Company Stockholder Meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Company Stockholder Approval, the Company will not adjourn or postpone the Company Stockholder Meeting unless the Company is advised by counsel that failure to do so would result in a breach of the U.S. federal securities laws or fiduciary duties of the Company’s board of directors. The Company shall keep Purchaser updated with respect to the proxy solicitation results in connection with the Company Stockholder Meeting as reasonably requested by Purchaser.

5.9           Registration of Purchaser Common Stock.

(a)          As promptly as reasonably practicable following the date hereof, Purchaser shall prepare and file the Registration Statement with the SEC. The Registration Statement shall contain proxy materials relating to the matters to be submitted to the Company’s stockholders at the Company Stockholder Meeting and shall also constitute the prospectus relating to the shares of Purchaser Common Stock to be issued in the Merger (such proxy statement/prospectus, and any amendments or supplements thereto, the “Proxy Statement-Prospectus”). The Company will furnish to Purchaser the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with Purchaser and approve the form of, and any characterizations of such information included in, the Registration Statement prior to its being filed with the SEC. Purchaser shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. The Company will use reasonable best efforts to cause the Proxy Statement-Prospectus to be mailed to its stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Purchaser will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of Purchaser Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement-Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to Purchaser or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Purchaser or the Company that should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement-Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by Purchaser with the SEC and disseminated by the Company to its stockholders.

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(b)          Purchaser shall also take any action required to be taken under any applicable state securities laws in connection with the Merger and each of the Company and Purchaser shall furnish all information concerning it and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(c)          Prior to the Effective Time, Purchaser shall notify the New York Stock Exchange of the additional shares of Purchaser Common Stock to be issued by Purchaser in exchange for the shares of Company Common Stock.

5.10         Notification of Certain Matters.  Each party shall give prompt notice to the other of: (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any of its Subsidiaries is a party or is subject; and (ii) any event, condition, change or occurrence that individually or in the aggregate has, or that, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect. Each of the Company and Purchaser shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

5.11         Employee Benefit Matters.

(a)          Purchaser shall honor the Company Benefit Plans set forth in the Company’s Disclosure Letter in accordance with the terms of such Company Benefit Plans, except to the extent an alternative treatment is set forth in Section 5.11 or in Section 2.10 of this Agreement. Following the Effective Time, Purchaser shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of all Persons who are employees of the Company and its Subsidiaries immediately prior to the Effective Time and whose employment is not specifically terminated at or prior to the Effective Time (a “Continuing Employee”) that, in the aggregate are substantially comparable to the employee benefit and compensation opportunities that are generally made available to similarly situated employees of Purchaser or its Subsidiaries; provided, however, in no event shall any Continuing Employee be eligible to participate in any frozen plan of Purchaser or its Subsidiaries.

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(b)          At the sole discretion of Purchaser, Purchaser may maintain the Company’s health and welfare plans through the end of the calendar year in which the Effective Time occurs. Notwithstanding the foregoing, if Purchaser determines to terminate one or more of the Company’s health and/or welfare plans, then at the request of Purchaser made at least thirty (30) days prior to the Effective Time, the Company shall adopt resolutions, to the extent required, providing that one or more of the Company’s health and welfare plans (excluding any plans that are mutually agreed to in writing between the parties) will be terminated effective immediately prior to the Effective Time (or such later date as requested by Purchaser in writing or as may be required to comply with any applicable advance notice or other requirements contained in such plans) and shall arrange for termination of all corresponding insurance policies, service agreements and related arrangements effective on the same date to the extent not prohibited by the terms of such arrangements. Notwithstanding the foregoing, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Company’s health and welfare plans prior to the time such Continuing Employees or their dependents, as applicable, become eligible to participate in the health plans, programs and benefits common to all employees of Purchaser and its Subsidiaries and their dependents and, consequently, no Continuing Employee shall experience a gap in coverage. Purchaser shall ensure that Continuing Employees who become covered under health plans, programs and benefits of Purchaser or any of its Subsidiaries shall receive credit for any co-payments, eligible expenses and deductibles paid under the Company’s health plan for the plan year in which coverage commences under Purchaser’s health plan. Continuing Employees shall not be subject to any pre-existing conditions, exclusions or waiting periods under any such plans. Terminated Company employees and qualified beneficiaries will have the right to continued coverage under group health plans of Purchaser in accordance with COBRA.

(c)          Purchaser shall cause each Purchaser Benefit Plan in which Continuing Employees are eligible to participate to take into account for all purposes (including eligibility and vesting) under the Purchaser Benefit Plans all service of such employees with Company (and/or its Subsidiaries) to the same extent as such service was credited for such purpose by the Company (and/or its Subsidiaries); provided, however, that such service shall not be recognized (i) to the extent that such recognition would result in a duplication of benefits under any of the Purchaser Benefit Plans or Company bonus plans, including without limitation any cash bonuses paid for 2019 pursuant to Section 4.1(i)(i) of this Agreement, or (ii) to the extent, at the sole discretion of Purchaser, the cash value of unused vacation is paid to Continuing Employees at the Effective Time. This Agreement shall not be construed to limit the ability of Purchaser to terminate the employment of any Company employee or to review any employee benefit plan or program from time to time and to make such changes (including terminating any such plan or program) as Purchaser deems appropriate.

(d)          The Company shall take all necessary and appropriate actions to cause the Company 401(k) Plan to be frozen as to future contributions effective immediately prior to the Effective Time and Purchaser shall take all necessary and appropriate actions to allow the Continuing Employees to participate in Purchaser’s 401(k) Plan on the first day immediately following the Effective Time. If requested in writing by Purchaser no later than thirty (30) days prior to Closing, the Company will also take all necessary steps to terminate the Company 401(k) Plan immediately prior to the Effective Time, subject to the occurrence of the Effective Time, and if further requested, shall prepare and submit a request to the IRS for a favorable determination letter on termination. If Purchaser requests that the Company apply for a favorable determination letter, then prior to the Effective Time, the Company shall take all such actions as are necessary (determined in consultation with Purchaser) to submit the application for favorable determination letter in advance of the Effective Time, and following the Effective Time, Purchaser shall use its best efforts in good faith to obtain such favorable determination letter as promptly as possible (including, but not limited to, making such changes to the Company 401(k) Plan as may be required by the IRS as a condition to its issuance of a favorable determination letter). Prior to the Effective Time, the Company, and following the Effective Time, Purchaser, will adopt such amendments to the Company 401(k) Plan to effect the provisions of this Section 5.11(d). In the event Purchaser requests the Company to submit an application to the IRS for a determination letter, Company 401(k) Plan participants who are terminated at or after the Closing, but prior to the receipt of the IRS determination letter, may elect to receive a distribution from the Company 401(k) Plan upon termination of their employment. Purchaser shall take any and all actions as may be required to permit Continuing Employees to roll over their account balances in the Company’s 401(k) Plan into Purchaser’s 401(k) Plan; however, plan loans may not be rolled over into Purchaser’s 401(k) Plan.

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(e)          Subject to the occurrence of the Closing, the Company ESOP shall be terminated by the Company prior to the Closing Date. In connection with the termination of the Company ESOP and the merger of the Company with Purchaser, all accounts shall be fully vested, all outstanding indebtedness of the Company ESOP shall be repaid by delivering a sufficient number of unallocated shares of Company Common Stock to the Company, at least five (5) Business Days prior to the Effective Time, all remaining shares of Company Common Stock held by the Company ESOP shall be converted into the right to receive the Merger Consideration, and the balance of the unallocated shares and any other unallocated assets remaining in the Company ESOP after repayment of the Company ESOP loan shall be allocated as earnings to the accounts of the Company ESOP participants who are employed as of the date of termination of the Company ESOP based on their account balances under the Company ESOP as of the date of termination of the Company ESOP and distributed to Company ESOP participants after the receipt of a favorable determination letter from the IRS. Prior to the Effective Time, the Company shall take all such actions as are necessary (determined in consultation with Purchaser) to submit the application for favorable determination letter in advance of the Effective Time, and following the Effective Time, Purchaser shall use its best efforts in good faith to obtain such favorable determination letter as promptly as possible (including, but not limited to, making such changes to the Company ESOP as may be required by the IRS as a condition to its issuance of a favorable determination letter). The Company and following the Effective Time, Purchaser, will adopt such amendments to the Company ESOP to effect the provisions of this Section 5.11(e). Promptly following the receipt of a favorable determination letter from the IRS regarding the qualified status of the Company ESOP upon its termination, the account balances in the Company ESOP shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct.

(f)          Purchaser agrees that each Company employee who is involuntarily terminated by Purchaser (other than for “Cause” as determined by Purchaser) at or within twelve months following the Effective Time and who is not covered by a separate severance, change in control or employment agreement shall receive a severance payment pursuant to the Company’s severance plan or policy in effect as of the date hereof, as applicable, or Purchaser’s severance plan or policy, as applicable, if such payments would be more favorable to such Person; provided, however, that in no event shall such severance payments exceed twelve month’s pay.

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(g)          Purchaser shall honor and maintain the Amended and Restated Director Retirement Agreements as set forth in the Company’s Disclosure Letter, except to the extent any such agreement is superseded, with the consent of the beneficiary, as of, or following, the Effective Time and Purchaser specifically agrees that the timing and amount of the payments thereunder will not be accelerated and will continue to be made in accordance with the terms of such agreements.

(h)          Purchaser shall honor all obligations under the employment or change in control agreements as set forth in the Company’s Disclosure Letter, except to the extent any such agreement is superseded or terminated as of, or following, the Effective Time. To the extent any payments or benefits made with respect to, or which could arise as a result of, this Agreement or the transactions contemplated hereby, could be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the IRC, the Company shall, prior to the Closing Date, cooperate in good faith with Purchaser to effect reasonable measures to minimize any such payments or benefits from being characterized as “excess parachute payments” within the meaning of Section 280G(b)(1) of the IRC.

(i)          From and after the Effective Time, Purchaser shall honor the Savings Institute Bank and Trust Company Supplemental Executive Retirement Plan, Savings Institute Bank and Trust Company Supplemental Executive Retirement Plan II and other similar arrangements.

(j)          The Company shall take all such actions as Purchaser may reasonably request to fully and timely comply with any and all requirements of both federal Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”) and any state-specific WARN Act statutes, including providing notices to the Company’s employees.

5.12         Indemnification.

(a)          From and after the Effective Time, Purchaser shall indemnify and hold harmless each of the current or former directors, officers or employees of the Company or any of its Subsidiaries (each, an “Indemnified Party”), and any Person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of the Company, any of its Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity or (ii) any matters arising in connection with the transactions contemplated by this Agreement, to the fullest extent such Person would have been indemnified or have the right to advancement of expenses pursuant to the Company’s Articles of Incorporation and bylaws as in effect on the date of this Agreement and as permitted by applicable law, and Purchaser and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such Person is not entitled to indemnification.

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(b)          Any Indemnified Party wishing to claim indemnification under Section 5.12(a), upon learning of any action, suit, proceeding or investigation described above, shall promptly notify Purchaser thereof. Any failure to so notify shall not affect the obligations of Purchaser under Section 5.12(a) unless and to the extent that Purchaser is actually prejudiced as a result of such failure.

(c)          For a period of six (6) years following the Effective Time, Purchaser shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy with respect to claims against such Persons arising from facts or events occurring at or prior to the Effective Time; provided, however, that Purchaser may (i) request that the Company obtain an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance policy or (ii) substitute therefor “tail” policies the material terms of which, including coverage and amount, are no less favorable in any material respect to such Person than the Company’s existing insurance policies as of the date hereof.

(d)          If Purchaser or any of its successors or assigns (i) consolidates with or merges into any other Person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) liquidates, dissolves, transfers or conveys all or substantially all of its properties and assets to any Person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that such successor and assign of Purchaser and its successors and assigns assume the obligations set forth in this Section 5.12.

(e)          The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

(f)          Any indemnification payments made pursuant to this Section 5.12 are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation (12 C.F.R. Part 359).

5.13         Stockholder Litigation.  The Company shall give Purchaser the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Purchaser’s prior written consent (such consent not to be unreasonably withheld or delayed).

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5.14         Board of Directors and Advisory Board.  Purchaser shall, and shall cause Berkshire Bank to, (a) increase the size of its board of directors by one (1) member, and (b) take all action necessary to appoint Rheo A. Brouillard to the boards of directors of Purchaser and Berkshire Bank, effective immediately following the Effective Time. Effective immediately after the Effective Time, the directors of the Company as of the Effective Time, other than Mr. Brouillard, shall be appointed to an advisory board of Berkshire Bank (the “Advisory Board”).  The Advisory Board shall meet as requested by the board of directors of Berkshire Bank and shall have a term of one year. Each member of the Advisory Board shall be paid an annual retainer of $10,000. Berkshire Bank shall consider, at its reasonable discretion, the composition, compensation and need for the Advisory Board after the completion of the one year term.

5.15         Section 16 Matters.  Prior to the Effective Time, Purchaser shall take all such steps as may be required to cause any acquisitions of Purchaser Common Stock resulting from the transactions contemplated by this Agreement by each director or officer of the Company who becomes subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Purchaser to be exempt under Rule 16b-3 promulgated under the Exchange Act. The Company agrees to promptly furnish Purchaser with all requisite information necessary for Purchaser to take the actions contemplated by this Section 5.15.

5.16         Disclosure Supplements.   From time to time prior to the Effective Time, the Company and Purchaser will promptly supplement or amend their respective Disclosure Letters delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Letters or that is necessary to correct any information in such Disclosure Letters that has been rendered materially inaccurate thereby. No supplement or amendment to such Disclosure Letters shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VI.

5.17         Certain Transactional Expenses.  Set forth in the Company’s Disclosure Letter is a good faith estimate of costs and fees that the Company and its Subsidiaries expect to pay to retained representatives in connection with the transactions contemplated by this Agreement (collectively, “Company Expenses”). Upon the reasonable request of Purchaser, not more frequently than quarterly, the Company shall promptly provide an updated budget of Company Expenses to Purchaser. The Company shall promptly notify Purchaser if or when it determines that it expects to exceed its budget.

5.18         SI Financial Group Foundation, Inc.  The Company agrees to recommend to the Board of Directors of SI Financial Group Foundation, Inc. (the “Company Foundation”) that the current Board of Directors of the Company Foundation resign as of the Closing and that the Company Foundation board consist of the same individuals that currently serve on the Board of Directors of the Berkshire Bank Foundation, Inc. and one (1) serving member of the Advisory Board selected by the Company and Purchaser. Promptly following the Effective Time, Purchaser agrees to recommend to the Company Foundation that, for at least two years following the Effective Time, Company Foundation allocate $250,000 on an annual basis to charitable organizations serving the Company’s market area.

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ARTICLE VI
CONDITIONS TO CONSUMMATION

6.1           Conditions to Each Party’s Obligations.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

(a)          Stockholder Approval.  This Agreement shall have been approved by the requisite vote of the Company’s stockholders in accordance with applicable laws and regulations.

(b)          Regulatory Approvals.  All approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired or been terminated.

(c)          No Injunctions or Restraints; Illegality.  No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger or the Bank Merger and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Merger, the Bank Merger or any transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger or the Bank Merger.

(d)          Third Party Consents.  Purchaser and the Company shall have obtained the consent or approval of each Person (other than the governmental approvals or consents referred to in Section 6.1(b)) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser (after giving effect to the consummation of the transactions contemplated hereby).

(e)          Registration Statement; Blue Sky Laws.  The Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement, and Purchaser shall have received all required approvals by state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement.

(f)          New York Stock Exchange.  Purchaser shall have filed with the New York Stock Exchange a notification form for the listing of all shares of Purchaser Common Stock to be delivered as Merger Consideration, and the New York Stock Exchange shall not have objected to the listing of such shares of Purchaser Common Stock.

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(g)          Tax Opinion.  Purchaser and the Company shall have received written opinions of Luse Gorman, PC and Kilpatrick Townsend & Stockton LLP, respectively, dated as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to Purchaser and the Company, as the case may be, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions, which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC and (ii) Purchaser and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the IRC. Such opinions may be based on, in addition to the review of such matters of fact and law as counsel considers appropriate, representations contained in certificates of officers of Purchaser, the Company and others.

6.2           Conditions to the Obligations of Purchaser.  The obligations of Purchaser to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Purchaser:

(a)          The Company’s Representations and Warranties.  Subject to the standard set forth in Section 3.1, each of the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date.

(b)          Performance of the Company’s Obligations.  The Company shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or prior to the Effective Time.

(c)          Officers’ Certificate.  Purchaser shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of the Company to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

(d)          No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company.

(e)          Burdensome Condition.  None of the approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall contain any condition or requirement that would so materially and adversely impact the economic or business benefits to Purchaser of the transactions contemplated hereby that, had such condition or requirement been known, Purchaser would not, in its reasonable judgment, have entered into this Agreement.

6.3           Conditions to the Obligations of the Company.   The obligations of the Company to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by the Company:

(a)          Purchaser’s Representations and Warranties.  Subject to the standard set forth in Section 3.1, each of the representations and warranties of Purchaser contained in this Agreement and in any certificate or other writing delivered by Purchaser pursuant hereto shall be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date.

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(b)          Performance of Purchaser’s Obligations.  Purchaser shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or prior to the Effective Time.

(c)          Officers’ Certificate.  The Company shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of Purchaser to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

(d)          No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Purchaser.

ARTICLE VII
TERMINATION

7.1           Termination.   This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating party, either before or after any requisite stockholder approval:

(a)          by the mutual written consent of Purchaser and the Company; or

(b)          by either Purchaser or the Company, in the event of the failure of the Company’s stockholders to approve the Agreement at the Company Stockholder Meeting; provided, however, that the Company shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 5.8;

(c)          by either Purchaser or the Company, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied and such denial has become final and non-appealable or (ii) any court or other Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;

(d)          by either Purchaser or the Company, if the Merger is not consummated by December 31, 2019, unless the failure to so consummate by such time is due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(e)          by either Purchaser or the Company (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach of any covenant or agreement on the part of the other party set forth in this Agreement, or if any representation or warranty of the other party shall have become untrue, in either case such that the conditions set forth in Sections 6.2(a) and (b) or Sections 6.3(a) and (b), as the case may be, would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach or making such untrue representation or warranty;

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(f)          By Company if at any time after the date of this Agreement and prior to obtaining the Requisite Company Stockholder Approval, the Company receives an Acquisition Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause unless:

(i)          the Company shall have complied with Section 5.1 of this Agreement, including the conclusion by the board of directors of the Company in good faith that the Acquisition Proposal is a Superior Proposal;

(ii)         the board of directors of the Company concurrently approves, and the Company concurrently enters into, a definitive agreement with respect to the Superior Proposal; and

(iii)        the Company concurrently pays the Termination Fee payable pursuant to Section 7.2.

(g)          At any time prior to the Company Stockholder Meeting, by Purchaser if (i) the Company shall have materially breached its obligations under Section 5.1, (ii) the board of directors of the Company shall have failed to make its recommendation referred to in Section 5.8 or made a Change in Recommendation, whether or not permitted by Section 5.1, (iii) the board of directors of the Company shall have recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction with any Person other than Purchaser or a Subsidiary or Affiliate of Purchaser, whether or not permitted by Section 5.1, (iv) a tender or exchange offer for 20% or more of the outstanding shares of Company Common Stock is commenced and the board of directors of the Company shall have failed to publicly recommend against such tender or exchange offer within five (5) Business Days of being requested to do so by Purchaser, or (v) the Company shall have materially breached its obligations under Section 5.8 by failing to call, give notice of, convene, and hold the Company Stockholder Meeting in accordance with Section 5.8; or

(h)          By the Company, at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:

(i)          The number obtained by dividing the Average Closing Price by the Starting Price (as defined below) (the “Purchaser Ratio”) shall be less than 0.80; and

(ii)         (x) the Purchaser Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.20 from the quotient in this clause (ii) (y) (such number in this clause (ii) (y) being referred to herein as the “Index Ratio”);

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subject, however, to the following three sentences. If the Company elects to exercise its termination right pursuant to this Section 7.1(h), it shall give written notice to Purchaser (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, Purchaser shall have the option to increase the consideration to be received by the holders of Company Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one-thousandth) to equal the lesser of (x) a number (rounded to the nearest one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the Purchaser Ratio. If Purchaser so elects within such five-day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.1(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

For purposes of this Section 7.1(h) the following terms shall have the meanings indicated:

“Average Closing Price” means the average closing price of Purchaser Common Stock as reported on the New York Stock Exchange for the twenty (20) consecutive full trading days ending on the trading day immediately prior to the Determination Date.

“Determination Date” shall mean 10th day prior to the Closing Date, provided that if shares of Purchaser Common Stock are not actually traded on the New York Stock Exchange on such day, the Determination Date shall be the immediately preceding day to the 10th day prior to the Closing Date on which shares of Purchaser Common Stock actually trade on the New York Stock Exchange.

“Final Index Price” shall mean the average of the Index Prices for the twenty (20) consecutive full trading days ending on the trading day immediately prior to the Determination Date.

“Index Price” shall mean the closing price on such date of the NASDAQ Bank Index.

“Starting Date” shall mean the last trading day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean the closing price of a share of Purchaser Common Stock on the New York Stock Exchange (as reported in The Wall Street Journal, or if not reported therein, in another authoritative source) on the Starting Date.

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7.2           Termination Fee.

(a)          In recognition of the efforts, expenses and other opportunities foregone by Purchaser while structuring and pursuing the Merger, the Company shall pay to Purchaser by wire transfer of immediately available funds a termination fee equal to $7,400,000 (the “Termination Fee”):

(i)          in the event the Company terminates this Agreement pursuant to Section 7.1(f), in which case the Company shall pay the Termination Fee at or prior to the time of such termination, and

(ii)         in the event Purchaser terminates this Agreement pursuant to Section 7.1(g), in which case Company shall pay the Termination Fee as promptly as practicable (but in any event within three (3) Business Days of termination).

(b)          In the event that (A) (i) an Acquisition Proposal, whether or not conditional, shall have been publicly announced after the date of this Agreement (or any Person shall have, after the date of this Agreement, publicly announced an intention, whether or not conditional, to make an Acquisition Proposal) or (ii) the board of directors of the Company has made a Change in Recommendation (or publicly proposed to make a Change in Recommendation), prior to or on the date of the Company Stockholder Meeting (including any adjournment or postponement at which the vote on the Merger is held), (B) this Agreement is thereafter terminated by either Purchaser or Company pursuant to Section 7.1(b), by the Company pursuant to Section 7.1(d), or by Purchaser pursuant to Section 7.1(e), provided that the breach of the Company giving rise to such termination was knowing or intentional and, at the time of such termination, Purchaser is not in material breach of any representation, warranty or material covenant contained herein, and (C) within twelve (12) months following the date of such termination, the Company enters into a definitive agreement with respect to any Acquisition Transaction, the board of directors of the Company recommends any Acquisition Transaction or Company consummates any Acquisition Transaction (whether or not such Acquisition Transaction resulted from or was related to the Acquisition Proposal referred to in the foregoing clause (A)(i), if applicable), then the Company shall pay Purchaser the Termination Fee, which amount shall be payable by wire transfer of immediately available funds on or prior to the earlier of the Company entering into a definitive agreement for or consummating such Acquisition Transaction, provided, however, that for purposes of this clause (C), all references in the definition of “Acquisition Transaction” to “20% or more” shall instead refer to “50% or more”.

(c)          Company and Purchaser each agree that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Purchaser would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amounts due under this Section 7.2 and, in order to obtain such payment, Purchaser commences a suit that results in a judgment against the Company for such amounts, the Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (x) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication), designated therein as the prime rate on the date such payment was due, plus 200 basis points, together with the costs and expenses of Purchaser (including reasonable legal fees and expenses) in connection with the suit.

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(d)          Notwithstanding anything to the contrary set forth in this Agreement, if the Company pays or causes to be paid to Purchaser or to Berkshire Bank the Termination Fee, neither the Company nor Savings Institute Bank and Trust Company (or any successor in interest of the Company or Savings Institute Bank and Trust Company) nor any of their officers, directors or Affiliates will have any further obligations or liabilities to Purchaser or Berkshire Bank with respect to this Agreement or the transactions contemplated by this Agreement and, except in the case of fraud or willful misconduct, payment of the Termination Fee shall be the sole remedy of Purchaser in the event of termination of this Agreement on the bases specified in Sections 7.2(a) and (b).

7.3           Effect of Termination.   In the event of termination of this Agreement by either Purchaser or the Company as provided in Section 7.1, this Agreement shall forthwith become void and, subject to Section 7.2, have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except that (i) Sections 5.3(c), 7.2 and 8.6, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

ARTICLE VIII
CERTAIN OTHER MATTERS

8.1           Interpretation.  When a reference is made in this Agreement to Sections or Exhibits such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

8.2           Survival.  Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including Section 5.12 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

8.3           Waiver; Amendment.  Prior to the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefited by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto except that, after the vote by the stockholders of the Company, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by holders of Company Common Stock or that would contravene any provision of the DGCL or the applicable state and federal banking laws, rules and regulations.

8.4           Counterparts.   This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

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8.5           Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles.

8.6           Expenses.  Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

8.7           Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), by email, by registered or certified mail (return receipt requested) or by commercial overnight delivery service, or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Purchaser, to:

Berkshire Hills Bancorp, Inc.
60 State Street
Boston, Massachusetts 02109
Attention:	Richard M. Marotta
President and Chief Executive Officer
Facsimile:	(413) 499-8467
Email:	rmarotta@berkshirebank.com

With copies to:

Luse Gorman, PC
5335 Wisconsin Avenue, NW, Suite 780
Washington, DC 20015
Attention:	Lawrence M.F. Spaccasi
Facsimile:	(202) 362-2902
Email:	lspaccasi@luselaw.com

and

Berkshire Hills Bancorp, Inc.
60 State Street
Boston, Massachusetts 02109
Wm. Gordon Prescott, Esq.
Senior Executive Vice President and General Counsel
Facsimile:	(413) 499-8467
Email:	gprescott@berkshirebank.com

If to the Company, to:

SI Financial Group, Inc.
803 Main Street
Willimantic, Connecticut 06226
Attention:	Rheo A. Brouillard
President and Chief Executive Officer
Facsimile:	(860) 456-5212
Email:	rbrouillard@savingsinstitute.bank

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With copies to:

Kilpatrick Townsend & Stockton LLP
607 14th Street, NW, Suite 900
Washington, DC 20005
Attention:	Aaron Kaslow
Facsimile:	(202) 204-5600
Email:	akaslow@kilpatricktownsend.com

8.8           Entire Agreement; etc.  This Agreement, together with the Exhibits and Disclosure Letters hereto, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. Except for Section 5.12, which confers rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

8.9           Successors and Assigns; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the prior written consent of the other party.

8.10         Severability.   If any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

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8.11         Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

8.12         Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.

8.13         Delivery by Facsimile or Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in Person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature page follows]

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In Witness Whereof, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized officers as of the date first above written.

Berkshire Hills Bancorp, Inc.

By:	/s/ Richard M. Marotta
Richard M. Marotta
President and Chief Executive Officer

SI Financial Group, Inc.

By:	/s/ Rheo A. Brouillard
Rheo A. Brouillard
President and Chief Executive Officer

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